Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204024

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 8, 2015)

1,200,000 Shares
Common Stock

We are offering 1,200,000 shares of our common stock, par value $0.01 per share (the “Common Stock”). In a concurrent private placement, we are selling to the purchasers of shares of our Common Stock in this offering a warrant to purchase 1,200,000 shares of our Common Stock (the “Series A-1 Warrants”). The Series A-1 Warrants and the shares of our Common Stock issuable upon the exercise of the Series A-1 Warrants, are not being registered under the Securities Act of 1933, as amended, (the “Securities Act”), are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CERE.” The last reported sale price of our Common Stock on July 24, 2015 was $1.62 per share. We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement carefully before you invest.

See “Risk Factors” on page S-15 of this prospectus supplement to read about factors you should consider before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained Ladenburg Thalmann & Co. Inc. to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to place the securities offered by this prospectus supplement. We have agreed to pay the placement agent the fee set forth in the table below.

	Per Share	Total
Public offering price	$1.296	$1,555,200
Placement agent fees(1)	$0.104	$124,416
Proceeds, before expenses, to Ceres	$1.192	$1,430,784

(1)	In addition, we have agreed to reimburse the placement agent’s actual out-of-pocket expenses up to $100,000 and to issue the placement agent compensation warrants equal to 2% of the number of shares of Common Stock sold in this offering. See “Plan of Distribution”.

We expect that delivery of the shares of our Common Stock being offered pursuant to this prospectus supplement and the accompanying prospectus will be made to purchasers through the facilities of The Depository Trust Company on or about July 30, 2015.

LADENBURG THALMANN

The date of this prospectus supplement is July 26, 2015.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of Common Stock. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before making an investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

We have not, and the placement agent has not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement or in the accompanying prospectus and the information incorporated by reference herein and therein. We and the placement agent do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Common Stock in certain jurisdictions may be restricted by law. We are not, and the placement agent is not, making an offer of the Common Stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.ceres.net. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement until the termination of the offering of all of the securities registered pursuant to the registration statement of which the accompanying prospectus is a part (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

1.	Annual Report on Form 10-K for the fiscal year ended August 31, 2014 filed on November 20, 2014.
2.	Quarterly Report on Form 10-Q for the quarters ended November 30, 2014, February 28, 2015 and May 31, 2015, filed on January 13, 2015, April 9, 2015 and July 10, 2015, respectively.
3.	Current Reports on Form 8-K filed on December 15, 2014, March 17, 2015, April 8, 2015, June 22, 2015 and July 17, 2015.
4.	Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on February 11, 2015.
5.	The description of our Common Stock contained in our Form 8-A filed on February 3, 2012.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (805) 376-6500 or by writing to us at the following address:

Ceres, Inc.
1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320
Attn: General Counsel

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein and in any accompanying prospectus supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. All statements, other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein, including statements regarding our efforts to develop and commercialize our products, anticipated yields and product performance, our short-term and long-term business strategies, market and industry expectations and future results of operations and financial position are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “could”, “intend”, “target”, “project”, “contemplate”, “believe”, “estimate”, “potential”, “continue” or other similar words.

We based these forward-looking statements largely on our current expectations and projections about future events or trends that we believe may affect our business and financial performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. We have described in the “Risk Factors” section and elsewhere in this prospectus supplement and in the documents incorporated by reference herein the material risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify, you should not rely on these forward-looking statements as guarantees of future results, performance or achievements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein represent our views as of the date of the document in which the forward-looking statement appears. We undertake no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors”, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find Additional Information.” Unless otherwise indicated in this prospectus, “Ceres”, “our company”, “the Company”, “we”, “us” and “our” refer to Ceres, Inc. and our subsidiaries, Ceres Sementes do Brasil Ltda., Ceres Agrotechnologies Intl LLC and CS Semillas de México, S. de L. de C.V.

Business Overview

We are an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. We use a combination of advanced plant breeding, biotechnology and bioinformatics to develop seed products and biotechnology traits to address many of the current limitations and future challenges facing agriculture. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple end markets, including food, feed, fiber and fuel. Our bioinformatics technologies can also improve and accelerate discovery and development in biomedical research and diagnostics.

In 2014, we began realigning our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. Previously, we prioritized our working capital in Brazil, where, since 2010 we were focused on the large-scale evaluation and adoption of our high biomass sorghum for power generation and sweet sorghum for ethanol production. Due in part to the economic challenges faced by the Brazilian ethanol industry including low oil prices, the struggling Brazilian economy and unfavorable government policies in Brazil, in June 2015, we began restructuring our operations in Brazil. We believe that these changes represent an important step in the transformation of our business as we refocus on our strengths in agricultural technology and redirect our existing seed products and trait pipelines toward food and feed markets being fueled by global prosperity growth.

Increased global agricultural demand is being driven by both population growth and increased prosperity. As human societies become wealthier, they tend to increase meat and dairy consumption. As a result, demand for forage, feed and hay crops is expected to continue to increase. We believe that growers of forage crops, including vertically integrated businesses such as dairies, will need to seek improved sources of forage as well as utilize more marginal quality cropland or cropland with limited water availability, to meet their feedstock requirements. To maximize milk and meat production, dairies and livestock producers frequently supplement rations of grasses with other crops and nutritional sources. We believe that a single crop plant with improved forage quality can provide a preferable solution. Using biotechnology, we are developing forage and feed crops with a better balance of energy and nutrition. In forage sorghum, we are taking advantage of the natural drought tolerance of sorghum and combining it with biotech traits for enhanced biomass yield and quality. We also believe there is an opportunity to utilize these traits in other forage crops, such as alfalfa and silage corn. Many of these traits have already been developed as part of our historical activities in bioenergy.

We market and sell our seed products under our Blade brand. In certain crops, including corn, rice and sugarbeet, we have out-licensed a portion of our traits and gene technology to existing market participants and continue to pursue opportunities to out-license these technologies, among other go-to-market strategies. We believe that the strength of our technology has been validated by our receipt of multiple competitive grants as well as collaborations with leading companies, such as Syngenta Biotechnology and Bayer CropScience. We also have significant intellectual property rights to our technology platforms, traits and seed products.

Forage Sorghum Seed and Traits

In 2015, we expanded our sorghum offerings to include hybrids for use as livestock feed and forage. We are leveraging our core capabilities in plant transformation and biotech traits and combining them with proprietary forage sorghum hybrids and breeding lines. Our goal is to expand forage sorghum into a major feed crop with higher yield and nutritional quality. In addition to our direct sales efforts, we entered into several distribution agreements with well-established distributors of crop inputs and services in North America. For the 2015 growing season in North America, which begins in the spring and summer months, we have sold enough seed of our forage sorghum to plant more than 3,000 acres compared to approximately 600 acres the previous season due to an increase in the number of customers evaluating our products for potentially larger-scale use. We believe drought and water supply concerns in certain regions of the U.S. positively influenced customer planting decisions to plant our forage sorghum hybrids.

Our current hybrids, which are traditionally bred and do not yet contain biotech traits, have performed well in numerous commercial and multi-hybrid field trials in the United States and have demonstrated a number of favorable attributes for forage feed, such as high yields and lower water requirements, as well as competitive production costs relative to corn and certain hay crops. For example, in two university-led evaluations, which included products from well-known seed companies, we achieved the highest milk production yield per acre, which is a key metric for dairy operations. For the 2015 growing season in North America, we plan to evaluate more than a dozen new hybrids that offer performance advantages such as higher yields and improved nutrition.

We have also advanced our biotech traits in sorghum for additional field evaluations in the United States. In a 2014, in a U.S. field evaluation, one of our leading biotech traits provided a greater than 20% biomass yield advantage in a commercial-type sorghum. In 2014, we received confirmation from the U.S. Department of Agriculture (USDA) that our high biomass trait was not considered a regulated article under 7 CFR §340 of the USDA’s mandate to regulate genetically engineered traits. This determination is likely to make it more cost-effective and timely for us to develop this trait in sorghum, and as a result, we believe we have a clear and near-term path forward to the commercialization of this trait. Performance results for both our traditionally developed hybrids and biotech traits are expected by the end of the calendar year.

Biotech Traits for Sugarcane and Other Crops

Our biotechnology traits include traits that increase yields and provide greater yield stability and resilience to drought and other stress conditions. Biotechnology, also known as genetic engineering, allows us to precisely add traits not readily achievable through conventional breeding methods. In most cases, the same trait can be added to multiple crops with similar effect. Our strategy is to focus on genes that have shown large, step increases in performance, and whose benefits are largely maintained across multiple species. Trait performance is evaluated in target crops, such as corn, rice and sugarcane, through multi-year field tests in various locations. To date, our field evaluations have largely confirmed earlier results obtained in greenhouse and laboratory settings.

We believe that a number of our biotech traits could provide significant benefits to sugarcane production, such as improved biomass yields and greater resilience to drought and other stress conditions. Biotech solutions are particularly attractive in sugarcane because improvements through plant breeding have been cumbersome and slow compared to other crops. According to the United Nations’ Food and Agriculture Organization crop database, FAOSTAT, sugarcane is cultivated on approximately 65 million acres worldwide, including approximately 25 million acres in Brazil, 1 million acres in Colombia and 1 million acres in the U.S., all of which are initial target markets for our traits. In research-scale field evaluations completed in March 2015, our biotech traits demonstrated significant advantages in enhancing and protecting yields in commercial sugarcane varieties under tropical conditions in Latin America. Our yield traits accelerated maturation and ripening while demonstrating significant increases in overall biomass yields over controls. In addition, plants with one of our drought tolerance traits maintained biomass yields under low water conditions, and in certain cases, maintained yields with as little as half the water normally required during production. Plantings for the next stage of field trials were completed in June 2015 ahead of our original schedule. At this current pace, commercial sugarcane cultivars with our traits could be ready for commercial scale-up, in select markets, as early as 2018.

In addition, in December 2014, we completed a second year of field evaluations of our multi-gene biotech traits in corn. These multi-gene combinations demonstrated a significant yield advantage over controls in many of our research-scale field evaluations. Field evaluations represent a critical stage in the development of biotech crop traits, as they provide greater insight into how traits may perform in an agricultural setting.

We have since advanced our best multi-gene combinations for additional testing of corn in China. We have expanded the scope of our trials, including evaluations of our traits in a more diverse set of corn breeding lines. The trials will be independently designed and managed by our collaborators in China. Favorable results from small-scale evaluations and research settings are not a guarantee of future commercial performance, and further evaluations will be necessary to confirm results.

We believe that our results represent an important step forward in crop biotechnology. We have optimized the expression of our genes in a more precise and sophisticated manner than is usually the case. In addition, we believe that combining genes together, to either create a stronger trait or combine complementary traits, provides the best approach to generate high impact advantages, such as increased grain yield or drought tolerance. We have also developed a new high-throughput, low-cost approach called iCODE, to empirically evaluate large numbers of promising genes and related control components and to select the best combinations for deployment in a crop. We believe that iCODE may have application in multiple row crops, including canola, corn, cotton, rice, sorghum, soybean and wheat. In 2014, we filed an application for a patent covering our iCODE technology.

In the third quarter of fiscal 2015, we entered into a multi-year collaboration with a leading agricultural producer to develop biotech traits for our collaborator’s crop in a defined geography. We expect the development and commercialization program will be fully funded by our collaboration partner, with payments to us expected to exceed $1.0 million by mid-2016. Under the agreement, we will also receive royalties for new cultivars commercialized under the collaboration. We are also exploring discussions with other agricultural companies to develop and commercialize our biotech traits in crops, such as alfalfa, corn and sugarcane, for certain geographies.

Persephone Bioinformatics Software

We have developed proprietary bioinformatics software, known as Persephone, to deal with the massive amounts of data generated in plant genomics. Persephone has been licensed to major plant science companies and is being evaluated by new potential customers in plant genomics as well as in biomedical research and diagnostics, where genomic and genetic data is analyzed and viewed in a similar manner to plant genomics.

Persephone is a proprietary bioinformatics platform that enables storage and access to large, complex datasets as well as optimized data visualizations to view genetic data from public sources and proprietary databases. Our early need for the ability to manage large amounts of plant genomic data led to the effort to develop a scalable informatics platform, which resulted in our Persephone software. We believe that Persephone today is significantly more advanced than comparable products, including many in the human healthcare space. The software includes a number of proprietary data management optimizations to quickly access and visualize very large datasets. This speed enables more dynamic visualizations, intuitive discovery and greater insights into genetic information. We believe that our direct experience using Persephone internally and our ability to continually develop and launch new versions with additional features and functions will enable us to further establish our market position in the plant sciences and expand into new markets, such as biomedical research and diagnostics.

In May 2015, we licensed Persephone to global seed potato developer, HZPC Holland BV. HZPC is the third multi-national life sciences company to adopt Persephone as its primary genome browser, following Bayer CropScience and Syngenta Biotechnology.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us to become a leading provider of seeds, traits and bioinformatics technologies, including:

Positioned to Capitalize on Growth of Large End Markets

Our biotechnology platform, which has proven to increase biomass productivity, raise quality, reduce crop inputs and improve cultivation on marginal land, has broad application across multiple end markets and crops.

Current Commercial Products with Multiple Advanced Products in Pipeline

Our current commercial products and product pipeline contains numerous traits and seed products with potential across multiple crops including sorghum, sugarcane and corn, among others. Moreover, we are focused on crops and traits outside the primary market areas of major international agrochemical and agricultural biotechnology corporations.

Leading Platform with Full Agricultural Biotech Seed Company Capabilities

We are an agricultural biotechnology company that uses biotechnology, advanced plant breeding and genomic technologies to create high value traits and seeds to produce agricultural crops. Our integrated technology platform delivers a combination of valuable genetic assets and competencies in genomics and gene mapping, biotechnology and bioinformatics. Our iCODETM technology enables high throughput genetic testing that can speed up the trait development process. In addition to possessing the research and development capabilities necessary to generate new product candidates, we are vertically integrated, which gives us the ability to bring agricultural biotechnology products to market in select crops.

Extensive Intellectual Property Portfolio of High Value Traits and Germplasm

We have an extensive intellectual property portfolio of both field-validated high value traits and germplasm, which includes thousands of specimens and breeding lines, as well as multiple pools of regionally adapted germplasm spanning multiple climates. We have extensive filings around unique combinations of gene promotors and protein coding sequences. Having both germplasm and field-validated trait portfolios allows us to leverage the synergies created to facilitate innovation in a way that is not possible with germplasm or traits alone. In our focus geographies, we believe that we have a significant advantage over new entrants who would need several generations of germplasm development and/or access to biotech traits to achieve performance equivalent to our current product portfolio and pipeline.

Multiple Out-Licensing Opportunities

Our biotech traits and core technology platforms provide multiple opportunities for exclusive or non-exclusive out-licensing, by crop and/or geography and market. Traits developed through biotechnology, also known as genetic engineering, can be added to multiple crops with similar effect in most cases. Our strategy is to focus on genes that have shown large, step increases in performance and whose benefits are largely maintained across multiple species.

Validated, Robust Bioinformatics Platform

We have established our Persephone bioinformatics software as a preeminent platform for storing, organizing, accessing and visualizing genetic information, and have displaced incumbent solutions at major life science companies. The software includes a number of proprietary data management optimizations to quickly access and visualize very large datasets. This speed enables more dynamic visualizations, intuitive discovery and greater insights into genetic information. We believe that our direct experience using Persephone internally and our ability to continually develop and launch new versions with additional features and functions will enable us to further establish our market position in the plant sciences and expand into new markets, such as biomedical research and diagnostics.

Attractive Business Model

Seed businesses traditionally incur significant research and development expenditures and have long product development time lines, but benefit from a combination of high gross margins, low capital expenditure requirements and intellectual property protection. Once developed, seeds require little physical infrastructure or production cost to be replicated for sale. Seeds are typically priced, however, based on a share of the value created to the customer as opposed to their cost of production. In general, seed costs to growers are a relatively small percentage of their total production cost, but the performance of those seeds is critical to the growers’ economics. We believe we can position our business to take advantage of low production costs relative to the high value of our products to our customers.

Management Team with Significant Industry Experience

Our management team includes leading scientists and industry experts who have extensive experience in the field of agricultural biotechnology and possess a deep understanding of a variety of agricultural and biotechnology businesses, including the seed industry.

Our Strategy

Our objective is to be a leading provider of seeds and traits to a variety of agricultural markets, including livestock feed and forage, sugar and other markets. In our realigned business, we plan to leverage many of the advances we made historically for bioenergy markets. Key elements of our business strategy include:

•	Expand forage sorghum’s use into a major feed crop with greater yield and nutritional quality, increased value capture and expanded market potential;
•	Make use of the positive regulatory landscape to introduce biotech traits in our branded sorghum seed products, beginning in the U.S.;
•	Explore additional license and royalty-based collaborations with market leaders in multiple geographies to introduce our biotechnology traits to other forage crops and sugarcane;
•	Realign our business operations in Brazil toward sugarcane trait development and commercialization, and work with well-established local partners;
•	Advance our biotechnology traits in grain crops and further validate our iCODE multi-gene trait development system; and
•	Increase the number of plant sciences customers utilizing our Persephone platform and expand into the biomedical fields, where genetic information is analyzed and viewed in a similar manner to plant genomics.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. For example, we have a history of net losses, we expect to continue to incur net losses and we may not achieve or maintain profitability. Furthermore, our products are in the early stages of commercialization and we have generated limited revenue from seed sales. Substantially all of our revenue to date has been derived from collaborations and government grants. Over the next several years, we expect our revenue to shift from being derived primarily from collaborations and government grants to sales of our seed products. As of May 31, 2015, we had an accumulated deficit of $323.9 million. We have incurred substantial net losses since our inception, including net losses of $29.4 million, $32.5 million and $29.3 million and $20.0 million for the years ended August 31, 2012, 2013 and 2014 and the nine months ended May 31, 2015, respectively. We expect to incur additional losses for at least the next several years as we continue to invest in our research and development programs, develop new products and move forward with our commercialization activities. Additional risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of net losses; we expect to continue to incur net losses and we may not achieve or maintain profitability.
•	We will require additional financing and may not be able to obtain such financing on favorable terms, if at all, which would force us to significantly curtail our operations.
•	We are at the beginning stages of developing our brand awareness for our crops, and we have limited experience in marketing and selling our products and will need to expand our sales and marketing infrastructure.
•	We have only completed a limited number of evaluations and commercial-scale production of our sorghum products in the U.S. forage market and, to the extent that our sorghum products do not result in expected yields, we may have difficulty commercializing our sorghum products.
•	Our biotech products require a multi-year development process and are not yet available for commercial use.
•	Our business will be adversely affected if the field trials being conducted by our collaborators or potential customers fail to perform as expected.

•	Our product development efforts use complex integrated technology platforms and require substantial time and resources to develop and our efforts may not be successful or the rate of product improvement may be slower than expected.
•	We face significant competition in all areas of our business, and if we do not compete effectively, our business will be harmed. We are relatively new to the forage sorghum seeds market and face competition from a number of well-established market participants.
•	The realignment of our business announced on June 19, 2015 to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops may not deliver the expected results and we may not be able to execute on our new strategy.
•	The timely introduction of our biotech traits in the United States for our sorghum and other crops relies on non-regulated status under certain USDA regulations. We may lose such non-regulated status in the U.S. or we may face other regulations that could limit or block the introduction of our biotech traits in the U.S. or other markets.
•	Our software products are complex, which makes it difficult to innovate and avoid costs related to correction of program errors.
•	A significant portion of our revenue to date is generated from government grants and continued availability of government grant funding is uncertain and contingent on compliance with the requirements of the grant.
•	Compliance with applicable government regulations, particularly with respect to biotechnology products, is time-consuming and costly.
•	The degree of public understanding and acceptance or perceived public acceptance of our biotechnology products can affect our sales and results of operations by affecting approvals, regulatory requirements and customer purchase decisions.
•	Our inability to adequately protect our proprietary technologies and products could harm our competitive position.
•	The value of our intellectual property could diminish due to technological developments or challenges by competitors, making our products less competitive.

Corporate Information

We were incorporated in the State of Delaware in March 1996 under the name Ceres, Inc. Our corporate headquarters are located at 1535 Rancho Conejo Boulevard, Thousand Oaks, California 91320, and our telephone number is +1 (805) 376-6500. Our website address is www.ceres.net. The information contained on our website or that can be accessed through our website is not part of this prospectus supplement and the accompanying prospectus and investors should not rely on any such information in deciding whether to purchase our Common Stock.

Our logos, “Ceres®”, “Blade®”, “Skyscraper®”, “PersephoneTM” and “iCODETM” and other trademarks or service marks of Ceres, Inc. appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are the property of Ceres, Inc. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

Common stock offered
1,200,000 shares.
Common stock to be outstanding after this offering
7,232,222 shares.
Use of proceeds
We expect to receive net proceeds of approximately $1.0 million from this offering after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds”.
Nasdaq Market trading symbol
“CERE”.
Risk factors
See “Risk Factors” on page S-15 of this prospectus supplement to read about factors you should consider before buying shares of our Common Stock.
Concurrent private placement
In a concurrent private placement, we are selling to the purchasers of shares of our Common Stock in this offering a Series A-1 Warrant to purchase 1,200,000 shares of our Common Stock, or 1,200,000 Series A-1 Warrants. The Series A-1 Warrants will be exercisable on the six month anniversary of the date of issuance at an exercise price of $1.62 per share and will expire on the fifth anniversary of the date that the Series A-1 Warrants become exercisable. The Series A-1 Warrants and the shares of our Common Stock issuable upon the exercise of the Series A-1 Warrants, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See “Private Placement Transaction.”

The number of shares of Common Stock that will be outstanding after this offering is based on 6,032,222 shares outstanding as of May 31, 2015, and excludes:

•	423,082 shares of Common Stock issuable upon exercise of options to purchase our Common Stock outstanding as of May 31, 2015 at a weighted average exercise price of $42.82 per share;
•	320,255 shares of Common Stock issuable upon exercise of warrants to purchase our Common Stock outstanding as of May 31, 2015 at a weighted average exercise price of $134.48 per share;
•	5,200 shares of Common Stock reserved as of May 31, 2015 for future issuance under our 2010 Stock Option/Stock Issuance Plan;
•	122,137 shares of Common Stock reserved as of May 31, 2015 for future issuance under our Amended and Restated 2011 Equity Incentive Plan; and
•	1,200,000 shares of Common Stock issuable upon the exercise of the Series A-1 Warrants to be issued in the concurrent private placement. See “Private Placement Transaction.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary data presented below for each of the years in the three-year period ended August 31, 2014, are derived from the consolidated financial statements of Ceres, Inc. and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of August 31, 2014 and 2013, and for each of the years in the three-year period ended August 31, 2014, and the report thereon, are incorporated by reference in this prospectus supplement. The summary consolidated financial data for the nine months ended May 31, 2014 and 2015 and as of May 31, 2015 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data. You should read the summary of our consolidated financial data set forth below together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended May 31, 2015 and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	Year Ended August 31,			Nine Months Ended May 31,
	2012	2013	2014	2014	2015
				(Unaudited)
	(In thousands, except share and per share data)
Consolidated Statement of Operations
Revenues
Product sales	$432	$462	$146	$229	$300
Collaborative research and government grants	4,939	4,781	2,258	1,835	1,568
Total revenue	5,371	5,243	2,404	2,064	1,868
Cost and operating expenses
Cost of product sales	2,384	6,245	3,021	2,440	3,436
Research and development	19,155	16,401	14,156	11,579	7,469
Selling, general and administrative	12,634	15,187	14,484	10,732	10,949
Other	—	—	—	464	—
Total cost and operating expenses	34,173	37,833	31,661	25,215	21,854
Loss from operations	(28,802)	(32,590)	(29,257)	(23,151)	(19,986)
Interest expense	(560)	(46)	(68)	(44)	(32)
Interest income	39	126	5	39	37
Other income (expense)	(84)	—	—	—	—
Loss before income taxes	(29,407)	(32,510)	(29,320)	(23,156)	(19,981)
Income tax benefit (expense)	(3)	(1)	(1)	(1)	(1)
Net loss	$(29,410)	$(32,511)	$(29,321)	$(23,157)	$(19,982)
Basic and diluted net loss per share(1)	$(17.44)	$(10.48)	$(6.48)	$(5.76)	$(3.31)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted(1)	1,686,042	3,099,503	4,525,745	4,020,656	6,032,347

(1)	The basic and diluted loss per share are computed by dividing the net loss by the weighted average number of common shares outstanding during the period. As we have losses in all periods presented, all potentially dilutive common shares comprising of stock options, warrants, convertible notes and convertible preferred stock are anti-dilutive.

As of May 31, 2015
(In thousands)
(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$5,429
Marketable securities	$3,653
Total assets	$13,411
Total indebtedness (including short-term indebtedness)	$28
Total stockholders’ equity	$9,368

RISK FACTORS

You should carefully consider the risks and uncertainties set forth below, together with all of the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected.

Risks Related to our Business

We have a history of net losses; we expect to continue to incur net losses; we may not achieve or maintain profitability.

With the exception of the fiscal years ended December 31, 2003, 2005 and 2006, we have incurred net losses each fiscal year since our inception. As of May 31, 2015, we had an accumulated deficit of $323.9 million. We expect to incur additional losses for at least the next several years as we continue move forward with our commercialization activities, invest in our research and development programs and develop new products. The extent of our future net losses will depend, in part, on our product sales growth and revenue from collaborations and government grants, and on the level of our operating expenses. To date, substantially all of our revenue has been derived from collaboration agreements and government grants, and we have had very limited revenue from seed sales. Over the next several years, we expect our revenue will shift from being derived primarily from collaborations and government grants to product sales. However, this may take longer than expected due to the time it takes to evaluate our seeds in various markets. Our ability to generate future revenue will depend upon our ability to meet our obligations under our collaborations and government grants, to enter into new collaborations or out-licensing agreements and to successfully commercialize our products. Our success in generating revenue from product sales depends in large part on the success of our sorghum products in the United States, and in the future, on the adoption of our traits or genetic technologies, such as Persephone bioinformatics software and iCODE multi-gene trait development system. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

We have shifted our business focus and strategy from seeds for dedicated energy crops to seeds and traits for food and forage markets and other crops and we may not be successful in implementing this new strategy.

In 2014, we began realigning our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. Previously, we prioritized our working capital in Brazil, where, since 2010 we were focused on the large-scale evaluation and adoption of our high biomass sorghum for power generation and sweet sorghum for ethanol production. Due in part to the economic challenges faced by the Brazilian ethanol industry, including low oil prices, the struggling Brazilian economy and unfavorable government policies in Brazil, in June 2015, we began restructuring our operations in Brazil to scale back those operations. We cannot assure you that as a new entrant to these markets, we will be successful in commercializing our products and services, recouping development and commercialization-related expenses, or competing against established market participants. If we are not able to bring our existing products or new products and services with significant commercial potential to market in a timely manner, we will not be successful in building a sustainable or profitable business.

The realignment of our business announced on June 19, 2015 to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops may not deliver the expected results.

On June 19, 2015, we announced the continued realignment of our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. As part of the realignment, we are restructuring our Brazilian seed operations and exploring discussions with local partners and collaborators to support the continued development and commercialization of our technology in Brazil. We expect a workforce reduction that will impact 14 positions in Brazil primarily related to administration, operations and manufacturing as well as 2 support positions in the United States that will save up to approximately $4.0 to $5.0 million in cash in fiscal 2016. Additional cost reductions may include additional workforce reductions in Brazil and the United States and the suspension of our sorghum seed research and development activities in

Brazil which we expect to save up to approximately $2.0 to $3.0 million in fiscal 2016. Upon completion of our realignment plan, the realignment plan is expected to deliver cash savings of up to approximately $6.0 to $8.0 million in fiscal year 2016. There can be no assurance that we will achieve the cost savings we expect in fiscal 2016 after fully implementing the realignment plan.

Our realignment plan and its implementation may interfere with our ability to achieve our business objectives, may be difficult to manage and may increase the likelihood of turnover of other key employees, all of which may have an adverse impact on our business. In addition, we cannot be sure that the realignment plan will be as successful in reducing our overall expenses as expected, that we will be successful in our new markets or that additional costs will not offset any cost reductions from our realignment plan. If our realignment plan does not achieve the expected results, our business and results of operations will be adversely impacted.

We will require additional financing and may not be able to obtain such financing on favorable terms, if at all, which would force us to significantly curtail our operations.

We will continue to need capital to fund our research and development projects, to commercialize our products and to provide working capital to fund other aspects of our business. As of May 31, 2015, we believe that our existing cash and cash equivalents and marketable securities will provide adequate resources to fund our operations, including research and development expenses, planned capital expenditures and working capital requirements for the next four to six months. In order to fund our operations beyond that time, we will need to raise additional funds. If future financings involve the issuance of equity securities, our existing stockholders would suffer dilution. If we are able to raise additional debt financing, we may be subject to restrictive covenants that limit our operating flexibility. We may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, develop and commercialize products or technologies, or otherwise respond to competitive pressures will be significantly limited. If this happens, we may be forced to obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights grant licenses to our technology and sell assets on terms that are not favorable to us or delay or terminate research and development programs or the commercialization of products or significantly curtail or cease our operations.

Our products are in the early stages of commercialization and we have generated minimal sales from our products.

Our existing products are in the early stages of commercialization and our efforts to commercialize our products may not be successful. Our seed product sales for the years ended August 31, 2013, August 31, 2014 and the nine months ended May 31, 2015 were minimal and were derived mainly from sales to third parties that were evaluating our products in the Brazilian market. We began selling seed in the Brazilian market in November 2011 and in the U.S. in 2009, and entered into the forage sorghum seeds market in 2014. As of May 31, 2015, product sales, which include both seed sales and biomass sold under our various sales incentive and promotional programs, have been approximately $1.9 million in the aggregate since our inception. We have refocused our business on new market opportunities, including the forage feed markets and sugarcane markets, and our products for these markets are also still in the early stages of commercialization.

One of our largest immediate commercial opportunities is the U.S. forage market. Since 2014, we have completed a limited number of commercial-scale evaluations of our sorghum products in the U.S. forage market with growers, dairies and livestock producers, and we have limited experience in the sorghum market. To the extent that our sorghum products do not result in expected yields, we may have difficulty convincing customers to purchase or trial our current and future sorghum products.

Even if we are successful in commercializing our biotechnology traits in sugarcane, the pace of adoption may be constrained by the relatively lower multiplication rates of vegetatively propagated crops like sugarcane compared to seeded crops like sorghum.

Sugarcane is a vegetatively propagated crop, meaning that commercial fields are planted with segments of living plant stalks rather than seeds. Sugarcane “seed” plantings are typically managed by mills and growers themselves in close proximity to their commercial fields. In a commercial setting, one acre of “seed” sugarcane can be used to plant up to approximately 10 acres of commercial sugarcane. For seeded crops, like sorghum, one acre of a seed production can plant up to 500 acres or more. While faster multiplication methods for sugarcane exist, they are significantly more costly than current methods. While we believe the improved yields and other potential benefits of our traits will convince customers to employ these more costly methods, they may not be willing or able to do so, and our sales may grow more slowly than our expectations.

We are at the beginning stages of developing our brand awareness for our crops, and we have limited experience in marketing and selling our products and will need to expand our sales, marketing and distribution support capabilities.

We are in the beginning phases of building brand awareness for our crops. To date, we have had limited experience selling our products. In addition there is limited public data available regarding the sorghum market which makes it more difficult to direct and implement an effective sales and marketing strategy. We currently have limited resources to market and sell products and support our distributors on a commercial-scale across various geographic regions. As of May 31, 2015, we had approximately 7 employees in various sales, marketing and business development functions. Developing our sales and marketing support capabilities and gaining the necessary expertise will require that we hire additional personnel, which could take longer than we expect and may require significant resources. We may be unable to grow our sales and marketing or business development capabilities to adequately cover the geographic regions where we see the most opportunity, which could slow the adoption of our products and the growth of product revenue.

We license our biotechnology traits in certain crops to third parties, and are dependent on them to successfully reach development milestones, commercialize our traits and generate royalties.

In crops such as corn, rice and sugarcane, we have licensed or intend to license our biotechnology traits to third parties, including other agricultural biotechnology companies, mills, germplasm providers and growers. Once we provide a trait to our collaborators, they typically oversee the development and commercialization, and, if applicable, the deregulation of our trait in their products. In such crops, our ability to achieve milestone payments or generate royalties is not within our direct control. If our partners are delayed or not successful in introducing our traits to their products, conducting field trials, deregulating or commercializing products containing traits, among other activities, we may not receive royalties or milestone payments as expected and our financial results could suffer.

Our biotech products require a multi-year development process and are not yet available for commercial use.

Our business strategy going forward includes the introduction of crops with genetically engineered, or biotech, traits. The commercial development of biotech traits in commercial crops is a multi-year process. Following transformation, when the selected gene is inserted in a target crop, the resulting plants are evaluated in the greenhouse for one to two years, and then in the field to confirm results for at least two to four years. Following field trials, specific gene-trait combinations are typically selected and, if required, submitted for regulatory approval, or deregulation, which has historically been a multi-year process in the United States and other countries. By contrast, our existing commercial sorghum products have all been created through the use of conventional and marker-assisted breeding. As a result, even if these products are successfully sold and adopted by customers, they do not necessarily demonstrate our ability to successfully develop, market and sell biotechnology products. If we are not able to bring our existing products or new products with significant commercial potential to market in a timely manner, we will not be successful in building a sustainable or profitable business.

Environmental factors, including weather, moisture, and pest infestations, may negatively affect the crops grown from our seeds or our seed inventories.

The plants grown from our seeds are subject to the vagaries of the weather and the environment, either of which can reduce crop yields. Weather conditions and natural disasters, such as heavy rains, hurricanes, hail, floods, tornados, freezing conditions, drought, fire or other natural disasters, can affect the timing of planting or harvesting and the acreage planted, as well as yields. The effects of disease, pests, fungi, bacteria and insect infestations can also be unpredictable and devastating to crops, potentially rendering all or a substantial portion of the affected harvests unsuitable for use. In addition, our crops and harvests may be adversely affected by climate change resulting from global warming, including changes in precipitation patterns and the increased frequency of extreme weather events. Each of these weather and environmental factors affects geographic regions differently. Should these or other environmental factors adversely affect the crops grown from our products, growers may be unable or unwilling to purchase our seeds or they may choose to purchase other seeds deemed better adapted to the particular climatic or environmental conditions they are facing.

The quality of our seed inventory could deteriorate due to a variety of factors, including the passage of time, temperature variations, moisture, insects, fungi, bacteria, disease or pests. If the quality of our seed inventory were to deteriorate below an acceptable level, the value of our seed inventory would decrease significantly and we might not be able to meet product demand. Should a substantial portion of our seed inventory be damaged by moisture, insects, fungi, bacteria, disease or pests, our business and financial condition could be materially and adversely harmed.

Our seed business is highly seasonal and subject to weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

The sale of seeds is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Our product sales for the years ended August 31, 2013, August 31, 2014 and the nine months ended May 31, 2015 were minimal and, accordingly, we have not yet experienced the full nature or extent to which our business may be seasonal. As we increase our sales in our current markets, and as we expand into new markets in different geographies, it is possible that we may experience different seasonality patterns in our business. Weather conditions and natural disasters, such as heavy rains, hurricanes, hail, floods, tornadoes, freezing conditions, drought or fire, also affect decisions by our customers about the types and amounts of seeds to plant and the timing of harvesting and planting such seeds. Disruptions that cause delays by our customers in harvesting or planting can result in the movement of orders to a future quarter, which would negatively affect the quarter and cause fluctuations in our operating results.

The cropland made available by our customers for sorghum production may be limited by the relative attractiveness of producing other crops.

The decision to devote land and resources to a particular crop is dependent on many factors, some of which are outside of our control. To the extent that our customers select other potentially more profitable crops over our products, the cropland available for our products within a given geography and the overall size of our market opportunity may be limited. For example, increases in the price of certain commodities, such as other crops, may encourage growers to dedicate more land to these crops instead of sorghum. In addition, our success is dependent, in part, on our gaining acreage from other forage crops like alfalfa and silage corn.

Loss of or damage to our germplasm collection would significantly slow our product development efforts.

We have access to comprehensive collections of germplasm for sorghum, switchgrass and miscanthus, in part, through strategic collaborations with leading institutions. Germplasm comprises collections of genetic resources covering the diversity of a crop, the attributes of which are inherited from generation to generation. Germplasm is a key strategic asset since it forms the basis of plant breeding programs. To the extent that we lose access to these germplasm collections because of the termination or breach of our collaboration agreements, our product development capabilities could be negatively impacted. In addition, loss of or damage to our germplasm collections would significantly impair our research and development activities. Although we restrict access to our germplasm at our research facilities to protect this valuable resource, we cannot guarantee that our efforts to protect our germplasm collection will be successful. The destruction or theft of a significant portion of our germplasm collection would adversely affect our business and results of operations.

The successful commercialization of our products depends on our ability to produce high quality seeds cost-effectively on a large scale.

The production of commercial-scale quantities of seeds requires the multiplication of the seeds through a succession of plantings and seed harvests, and if the product is a hybrid, it must be produced from parental lines, which are mated under controlled conditions. The cost-effective production of high quality, high-volume quantities of some of our products depends on our ability to scale our production processes to produce seeds in sufficient quantity to meet demand. We cannot assure you that our existing or future seed production techniques will enable us to meet our large-scale production goals cost-effectively for the products in our pipeline. Even if we are successful in developing ways to increase seed yields and enhance seed quality, we may not be able to do so cost-effectively or on a timely basis, which could adversely affect our ability to achieve profitability. If we are unable to maintain or enhance the quality of our seeds as we increase our production capacity, including through the expected use of third parties, we may experience reductions in customer demand, higher costs and increased inventory write-offs.

We depend, in part, on third parties to produce our seeds.

We produce commercial seed either on leased land managed by us or with contract seed producers. Our primary production sites are located in the United States and Brazil. We also multiply seeds in other countries in North and South America. In order to meet increased demand for our seeds, we will need to enter into additional land leases or arrangements with contract seed producers. If we need to engage contract seed producers, we may not be able to identify suitable producers in a specific region and if we do, we do not know whether they will have available capacity when we need their production services, that they will be willing to dedicate a portion of their production capacity to our products or that we will be able to enter into an agreement with them on acceptable terms. If any contract seed producer that we engage fails to perform its obligations as expected or breaches or terminates their agreements with us, or if we are unable to secure the services of such third parties when and as needed, we may lose opportunities to generate revenue from product sales.

Our business will be adversely affected if the field trials being conducted by our collaborators or potential customers fail to perform as expected.

We and our collaborators and potential customers are currently conducting field trials of our products in various geographies around the world. We have limited control over field trials that are conducted by third parties and are dependent on their ability to follow our suggested protocols. There are various reasons these trials may fail to succeed, including weather, disease or pests, planting our seeds too late in the growing seasons or the incorrect use of fertilizers, and we have in the past conducted trials that we believe failed to fully meet the expectations of our collaborators. Statements by our collaborators or potential customers about negative field trial experiences could harm our reputation and the decision by these parties not to proceed with large-scale trials or seed purchases based on negative results could harm our business, revenue and profitability.

Our failure to accurately forecast demand for our seeds could result in an unexpected shortfall or surplus that could negatively affect our results of operations or our brand.

Because of the length of time it takes to produce commercial quantities of seeds, we must make seed production decisions well in advance of product bookings. For example, we must determine our expected demand for our sorghum varieties approximately six to twelve months in advance of delivery, on average, while our customers make seed purchase decisions sometimes as late as 30 days in advance of planting. Our ability to accurately forecast demand can be adversely affected by a number of factors outside of our control, including changes in market conditions, environmental factors, such as pests and diseases, and adverse weather conditions. A shortfall in the supply of our products may reduce product sales revenue, damage our reputation in the market and adversely affect customer relationships. Any surplus in the amount of seed we have on hand, may negatively impact cash flows, reduce the quality of our inventory and ultimately result in write-offs of inventory. Any failure on our part to produce sufficient inventory or overproduction of a particular product could harm our business, results of operations and financial condition. Additionally, our customers may generally cancel an order or request a decrease in quantity at any time prior to delivery of the seed, which may lead to a surplus of our products. Even after delivery, a customer may occasionally return our seeds.

Our product development efforts use complex integrated technology platforms and require substantial time and resources to develop and our efforts may not be successful or the rate of product improvement may be slower than expected.

The development of successful agricultural products using complex technology discovery platforms such as ours requires significant levels of investment in research and development, including field testing, to demonstrate their effectiveness and can take several years or more. For the fiscal year ended August 31, 2014 and the nine months ended May 31, 2015, we spent $14.2 million and $7.5 million respectively, on research and development. We intend to continue to spend significant amounts on research and development in the future to continue to improve the performance of our products and to develop new products. Our substantial investment in research and development may not result in significant product revenues, particularly over the next several years.

Development of new or improved agricultural products involves risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

•	our products will fail to perform as expected in the field or fail to perform consistently;
•	our products will not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;
•	our products will be viewed as too expensive by our potential customers compared to competitive products;
•	our products will be difficult to produce on a large scale or will not be economical to grow;
•	proprietary rights of third parties will prevent us, our collaborators, or our licensees from marketing our products; and
•	third parties may develop superior or equivalent products.

We face significant competition in all areas of our business, and if we do not compete effectively, our business will be harmed. We are relatively new to the forage sorghum seeds market and face existing competitors.

The seed, agricultural biotechnology and genomics industries are rapidly evolving and new competitors with competing technologies and products are regularly entering the market. We expect to compete with other providers of seed and vegetative propagation materials in the market for our crops as well as other developers of biotech traits, genetic technologies and bioinformatics software.

In the seed industry, our principal competitors include major international agrochemical and agricultural biotechnology corporations, such as Advanta India Limited, The Dow Chemical Company, Monsanto Company, Pioneer Hi Bred (DuPont), KWS Saat AG and Syngenta AG, all of which have substantially greater resources to dedicate to research and development, production, and marketing than we have and some of which are selling competitive products in our markets. We also face direct competition from other seed companies, such as Chromatin, Inc., S&W Seed Company and Winfield Solutions LLC, a subsidiary of Land O’ Lakes, as well as biotechnology companies, and from academic and government research institutions. New competitors may emerge, including through consolidation within the seed industry. We are unable to predict what effect evolution of the industry may have on price, selling strategies, intellectual property or our competitive position.

We anticipate that as our seed products gain market acceptance, existing competitors may increase their focus and new competitors may be attracted to this opportunity in forage sorghum and produce their own sorghum seed varieties. Changes in technology and customer preferences may result in short product life cycles. To remain competitive, we will need to develop new products and enhance and improve our existing products in a timely manner. Our failure to maintain our competitive position could have a material adverse effect on our business and results of operations.

In the broader market for renewable energy, we expect to face competition from other potential feedstocks, such as biomass residues from food crops, forestry trimmings and municipal waste materials, other renewable alternatives, such as algae, solar and wind-generated electricity, and other energy crops. There are multiple technologies that process biomass into biofuels and we have yet to determine compatibility of our feedstocks with all of these processes. Our failure to develop new or enhanced products that are compatible with these alternative technologies, or a lack of market acceptance of our products as the common denominator in a broad array of bio-based products that are alternatives to petroleum based products, could have an adverse effect on our business. Significant developments in alternative technologies, such as the inexpensive and large-scale storage of solar or wind-generated energy, may materially and adversely affect our business in ways that we do not currently anticipate.

In the genomics and bioinformatics market, we face direct competition from academic and government-funded research institutions as well as commercial software developers. In addition, well established companies, such as Illumina, Inc., F.Hoffmann-La Roche Ltd. and Google Inc., may expand the scope of their current analytical software and services to include visualization and exploration functions and features similar to Persephone. We are unable to predict what effect evolution of these industries and potential new entrants may have on price, selling strategies, intellectual property or our competitive position.

A portion of our revenue to date is generated from our collaboration agreements and we must meet our obligations under these agreements in order to be entitled to the revenue streams from these agreements.

Historically, a significant portion of our revenue has been generated from payments to us under collaborative research agreements with third parties and we continue to opportunistically pursue new strategic collaborations. We are obligated under these agreements to perform research activities over a particular period of time. Certain of our agreements may entitle us to milestone payments in the event the specified milestone is met. If we fail to perform our obligations under these agreements or any new collaborative research agreements we may enter into in the future, our revenues may decrease, or our collaborative partners may terminate or fail to renew the agreements. In addition, any of our collaborators may fail to perform their obligations as expected, which may hinder our research and development efforts. We and our collaborators may disagree as to which party had rights to intellectual property developed under the agreements. Disagreements with our collaborators could develop and any conflict with a collaborator may negatively affect our relationship with one or more existing collaborators or our ability to enter into future collaboration agreements.

Our results of operations will be affected by the level of royalty payments that we are required to pay to third parties.

We are a party to license agreements with third party collaborators that require us to remit royalty payments to these third parties if we incorporate their licensed intellectual property into our products. While we are currently working on developing numerous products that incorporate aspects of this intellectual property, we have to date only sold small amounts of such products. The amount of royalties that we could owe under these license agreements is a function of our sales and the applicable royalty rates depend on a number of factors, including the portion of our third-party collaborator’s intellectual property that is present in our products.

Because of our historical limited sales volume, we have had little experience in calculating royalties under these license agreements and it is unclear exactly how much of this licensed intellectual property will be included in any final products we offer for commercial sale. As a result we cannot precisely predict the amount, if any, of royalties we will owe in the future. If, once we commence sales of these products, we determine that the products include more intellectual property of our third party collaborators than we had previously determined, or if our calculations of royalty payments are incorrect, we may owe more royalties, which could negatively affect our results of operations. As our product sales increase, we may, from time-to-time, disagree with our third party collaborators as to the appropriate royalty rate and the resolution of such disputes may be costly and may consume management’s time. Furthermore, we may enter into additional license agreements in the future, which may also include royalty payments.

We are also a party to license agreements pursuant to which we have received licenses on certain intellectual property related to biotechnology products. When we commence sales of our biotechnology products in the future, or grant licenses to third parties to commercialize such products, we will be required to remit royalty payments to the parties from whom we have licensed intellectual property that covers such products.

Our business is affected by changes in general economic conditions and a prolonged downturn could affect the demand for our products and our ability to fund our working capital.

Economic conditions in the United States, Brazil and Europe could adversely affect our efforts to achieve profitability. The purchasing decisions of utilities, growers, dairies, livestock producers, other potential customers, and their ability to timely pay for our products, are impacted by their economic health. We have extended credit to our customers for our seed products or for certain planting and crop management services that we have provided from time to time and may continue to do so in the future. For instance, during the 2014 – 2015 sweet sorghum productions season, we may extend credit to participants in certain of our sales incentive and promotional programs in Brazil. These credit practices may expose us to credit risk of utilities, mill operators and growers and other potential customers, and combined with the seasonality of our sales, make us dependent on our ability to fund our working capital requirements through other means. If the economic health of our customers and potential customers deteriorates as a result of general economic trends, our business could be harmed.

Our activities are currently conducted at a limited number of locations, which makes us susceptible to damage or business disruptions caused by natural disasters.

Our headquarters and certain research and development operations are located at a single facility in Thousand Oaks, California. We have a breeding facility in Brazil, with additional breeding and agronomy trials situated in select locations across the world. Our primary seed production sites are located in the United States and Brazil. We also multiply seeds in other countries in North and South America. Warehousing for seed storage is located primarily in Texas and the state of São Paulo, Brazil. We take precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of critical research results and computer data. However, a natural disaster, such as a hurricane, fire, flood, tornado or earthquake, could cause substantial delays in our operations, damage or destroy our equipment, inventory or development projects, and cause us to incur additional expenses.

We rely on the experience and expertise of our senior management team and other key personnel.

We depend on the experience and expertise of our senior management team and other key personnel, many of whom have been with our company for more than a decade. Our senior management team and key personnel bring extensive experience in a variety of agricultural and biotechnology businesses, including the seed industry. The loss or unavailability of key members of our senior management team or other key personnel could impact the execution of our business strategy and make it more difficult to maintain and expand our important relationships in the bioenergy industry. The replacement of key members of our senior management team or other key personnel likely would involve significant time and costs.

Unexpected fluctuations in our quarterly operating results may cause our stock price to fluctuate widely.

Due in part to our significant research and development and production costs and general and administrative expenses, even a small decline in revenue could disproportionately affect our quarterly operating results and could cause such results to differ materially from expectations. If this occurs, we may fail to meet analyst and investor expectations, which could cause our stock price to decline. Other factors that could affect our quarterly operating results or cause them to differ materially from expectations include:

•	demand for and acceptance of our products;
•	weather conditions or the occurrence of natural disasters;
•	changes in government regulations and incentives;
•	competitive pressures; and
•	unanticipated delays or problems in the introduction of new products.

We expect to derive a portion of our revenues from markets outside the United States, which will subject us to additional business risks.

Changes in exchange rates between the U.S. dollar and other currencies will result in increases or decreases in our costs and earnings, and also may affect the book value of our assets outside the United States. To date, most of our contracts have been entered into in the United States and accordingly have been denominated in U.S. dollars. Going forward we anticipate that our sales will be denominated in the local currency of the country in which the sale occurs. In addition, most of our operating expenses to date have been denominated in the currencies of the countries in which our operations are located, which have historically been in the United States and Brazil. As a result, while our revenue and operating expenses are mostly hedged on a transactional basis, the translation of our operating results into U.S. dollars may be adversely impacted by strengthening U.S. currency.

In addition, international operations are subject to a number of other risks and uncertainties, including:

•	changes in political, social or economic conditions;
•	tariffs, trade protection measures and trade agreements;
•	import or export licensing requirements;
•	changes in regulatory requirements;
•	reduced protection for intellectual property rights in some countries;
•	economic downturns, civil disturbances or political instability;
•	difficulties and costs of staffing and managing international operations;
•	fluctuations in currency exchange rights;
•	land reform movements;
•	price controls;
•	nationalization; and
•	potentially burdensome taxation.

Our ability to use our net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of August 31, 2014, we had approximately $247.2 million of federal, $174.1 million of state and $24.3 million of foreign net operating loss carryforwards, or collectively, NOLs, available to offset future taxable income, if any, which expire in varying amounts from 2018 through 2034 for federal tax purposes and from 2015 through 2034 for state tax purposes if unused. The carryforward period for the foreign net operating loss is indefinite. It is possible that we will not generate taxable income in time to use these

NOLs before their expiration. In addition, under Section 382 of the Code (as defined below), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change federal NOLs to offset future taxable income. We have not completed a Section 382 analysis to determine if an ownership change has occurred or if one will occur as the result of this offering of shares. Until such analysis is completed, we cannot be sure that the full amount of the existing federal NOLs will be available to us, even if we do generate taxable income before their expiration.

We use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled use of hazardous materials, including chemical and biological materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. Our operations also produce hazardous waste. We cannot eliminate entirely the risk of accidental contamination or discharge and any resultant injury from these materials. We may face liability for any injury or contamination that results from our use or the use by third parties of these materials, which depending on the severity of the injury or contamination could be significant. In addition, compliance with applicable environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We may suffer liabilities relating to soil and/or groundwater contamination at current and former properties and at third-party sites to which we sent hazardous wastes for disposal.

We are exposed to environmental risks associated with the ownership and operation of real property and the disposal of hazardous wastes. Environmental laws can require current owners and operators of real property to remediate soil and groundwater contamination even if such contamination was caused by another party, such as a former owner or operator. These laws can also require companies to clean up real property that they formerly owned or operated if releases of hazardous materials or wastes occurred during the period of their ownership or operation. Moreover, in certain circumstances these laws require companies to clean up third-party sites to which hazardous wastes were sent for disposal, notwithstanding that the original disposal activity accorded with all regulatory requirements. The discovery of previously unknown contamination at our current or former facilities, or at third-party sites to which we sent hazardous wastes for disposal, could require us to conduct or fund expensive cleanup efforts, which could materially and adversely affect our operating results.

We may be sued for product liability and if such lawsuits were determined adversely, we could be subject to substantial damages.

We may be held liable if any product we develop, or any product that uses or incorporates, any of our technologies, causes injury or is found otherwise unsuitable during product testing, production, marketing or sale. For example, the detection of unintended biotechnology material in pre-commercial seed, commercial seed varieties or the crops and products produced may result in the inability to market the crops grown, resulting in potential liability for us as the seed producer or technology provider. In the event this was to occur, we could be subject to claims by multiple parties based not only on the cost of our products but also on their lost profits and business opportunities. In addition, the detection of unintended biotechnology material in our seeds or in the environment could result in governmental actions such as mandated crop destruction, product recalls or environmental cleanup or monitoring. Concerns about seed quality related to biotechnology could also lead to additional regulations being imposed on our business, such as regulations related to testing procedures, mandatory governmental reviews of biotechnology advances, or the integrity of the food supply chain from the farm to the finished product.

We currently have limited product liability insurance coverage and additional insurance may be prohibitively expensive, or may not fully cover potential liabilities. If we are unable to obtain sufficient insurance coverage at an acceptable cost or otherwise or if the amount of any claim against us exceeds the coverage under our policy, we may face significant expenses.

Interruptions or delays in service from our third-party data center hosting facilities could impair the delivery of any cloud-based Persephone services and harm our business.

In addition to custom installations on customer-owned hardware, we intend to serve future Persephone software customers, in part, from cloud-based third-party data center hosting facilities. Any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their service and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Our software products are complex, which makes it difficult to innovate and avoid costs related to correction of program errors.

Despite testing by us, our software programs, like all software programs generally, may contain a number of undetected errors or “bugs” when we first introduce them or as new versions are released. We do not discover some errors until we have installed the product and our customers have used it. Errors may result in the delay or loss of revenues, diversion of software engineering resources, material non-monetary concessions, negative media attention, or increased service or warranty costs as a result of performance or warranty claims that could lead to customer dissatisfaction, resulting in litigation, damage to our reputation, and impaired demand for our products. Correcting bugs may result in increased costs and reduced acceptance of our software products in the marketplace. Further, such errors could subject us to claims from our customers for significant damages, and we cannot assure you that courts would enforce the provisions in our customer agreements that limit our liability for damages.

Some of our products contain open source software which may pose particular risks to our proprietary software and products.

We use open source software in some of our products and expect to use open source software in the future. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation, could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if we do not address them effectively, could have a negative effect on our ability to develop and use our products that contain open source software. Additionally, compliance with open source licensing requirements is complex and challenging. Failure to comply with these requirements could have an adverse effect on our business and prospects.

The pricing for our products, including our sorghum products may be negatively affected by factors outside our control.

Our products are in the early stages of commercialization. We have based the pricing of our products on our assessment of the value that our products provide to the customer, rather than on the cost of production. We may include trait fees in our seed prices, but our potential customers may be unwilling to pay such fees. If our customers attribute a lower value to our products than we do, they may not be willing to pay the premium prices we expect to charge. Pricing levels may also be negatively affected if our products are unsuccessful in producing the yields we expect. In addition, if our competitors are able to develop competitive products and offer them at lower prices, we may be forced to lower our prices.

The customers we are targeting for forage sorghum products are generally large dairies and livestock producers with long operating histories. They will have significant leverage in negotiating commercial relationships with us. As a result, we do not know whether these pricing negotiations will result in adequate margins or accurately reflect our pricing strategies, which could have a material adverse effect on our results of operations.

A significant portion of our revenue to date is generated from government grants and continued availability of government grant funding is uncertain and contingent on compliance with the requirements of the grant.

Historically, a significant portion of our revenue has been generated from payments to us from government entities in the form of government grants whereby we are reimbursed for certain expenses incurred in connection with our research and development activities, subject to our compliance with the specific requirements of the applicable grant, including rigorous documentation requirements. To the extent that we do not comply with these requirements, our expenses incurred may not be reimbursed. Any of our existing grants or new grants that we may obtain in the future may be terminated or modified.

Our ability to obtain grants or incentives from government entities in the future is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these grants and other incentives is highly competitive. We may not be successful in obtaining any additional grants, loans or other incentives. Recent political focus on reducing spending at the U.S. federal and state levels may continue to reduce the scope and amount of funds dedicated to renewable energy products, if such funds will continue to be available at all. To the extent that we are unsuccessful in being awarded any additional government grants in the future, we would lose a potential source of revenue.

Our government grants may subject us to government audits, which could expose us to penalties.

We may be subject to audits by government agencies as part of routine audits of our activities funded by our government grants. As part of an audit, these agencies may review our performance, cost structures and compliance with applicable laws, regulations and standards and the terms and conditions of the grant. If any of our costs are found to be allocated improperly, the costs may not be reimbursed and any costs already reimbursed for such contract may have to be refunded. Accordingly, an audit could result in a material adjustment to our results of operations and financial condition. Moreover, if an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions.

Risks Related to Regulatory Requirements

Compliance with applicable government regulations, particularly with respect to biotechnology products, is time-consuming and costly.

There are certain regulatory requirements affecting the field testing and commercialization of our biotechnology products in each of the markets in which we operate. In the United States, the USDA must review and deregulate many of our biotechnology products prior to commercial sale. The Biotechnology Regulatory Services, or BRS, within the USDA’s Animal and Plant Health Inspection Service, or APHIS, has direct oversight of the field testing and deregulation of our regulated biotechnology products. The deregulation process for these biotechnology products is a costly, multi-year process, with no guarantee of success. The length of the deregulation process varies based on a number of factors, including the extent of the supporting information required, the nature and extent of review by the USDA, including the type and scope of the environmental review conducted, and the number and types of public comments received. For example, after the initial filing of a petition for deregulation, the USDA may ask for additional data, including data on new areas of inquiry that might require us to conduct additional field tests or analyses, which may cause delays in the deregulation process. Deregulation of a product is not a guaranteed outcome. The USDA or other regulators may also impose costly monitoring requirements on the planting of our biotechnology products.

In Brazil, the commercialization of biotechnology products is regulated by the National Technical Commission of Biosafety, Comissão Técnica Nacional de Biossegurança, or CTNBio under the Ministry of Science and Technology. The approval process involves data collection and analysis, environmental impact assessments and public hearings on certain products. We anticipate introducing biotechnology products, including sugarcane, in Brazil in the future. At such time, we will be subject to the approval processes dictated by CTNBio.

We have not obtained approval in Brazil for field trials of our biotech traits, however, we are conducting such field trials in the U.S. Any delays in obtaining or failure to obtain deregulation or regulatory approval, as the case may be, for any of the biotechnology products in our pipeline could delay or prevent the commercialization of our products. Regulatory authorities can block the sale or import of our products or can impose conditions that delay production and sale of our products, or that make the sale of our products technically or commercially unfeasible.

Before the USDA will review and deregulate our biotechnology products subject to regulation, the USDA requires us to obtain permits to plant and test these products, and there are similar permitting requirements in other countries. In determining whether to grant a field test permit and what conditions to impose, regulators consider any significant impacts that field tests may have on the environment and on endangered or threatened species. In the United States, the permitting process for the initial field tests typically ranges from two to four months, but this time period can be significantly longer for novel products or circumstances. There can be no assurance that we will not encounter material delays in the future as we test new biotechnology products. While to date our permits for our U.S. field trial locations have been obtained with minimal delays, we have not yet obtained approval for a field trial permit request for several traits for sorghum in Brazil. Field evaluations of our traits in rice have been affected recently by regulatory delays in India as well. If we are not able to obtain the necessary field test permits or if there are significant delays in the permitting process, the commercialization of our products may be delayed or prevented and our business and results of operations may be adversely affected. A prolonged delay in the regulatory process could adversely affect our ability to generate product revenues.

The timely introduction of our biotech traits in the United States for our sorghum and other crops relies on non-regulated status under certain USDA regulations. We may lose such non-regulated status in the U.S. or we may face other regulations that could limit or block the introduction of our biotech traits in the U.S. or other markets.

In 2014, we received confirmation from the USDA that our high biomass trait in sorghum was not considered a regulated article under 7 CFR §340 of the USDA’s mandate to regulate genetically engineered traits. This determination is likely to make it more cost-effective and timely for us to develop this trait in sorghum. We have since requested confirmation of non-regulated status for additional crops for certain of our biotech traits; however, there is no guarantee that we will obtain non-regulated status in the U.S. for all products for which we apply or that we will retain it for existing products, or that our third-party collaborators in certain other crops will utilize this option. In addition, the USDA could still regulate products under other regulatory sections, such as 7 CFR §360, which relates to weed control, if they determine there is a scientific basis to do so. Outside the U.S., our non-regulated traits will in many cases be regulated by other countries and require a multi-year deregulation process, which may limit or delay expansion our expansion to other markets. Other countries could also limit the use or importation of products directly or indirectly derived from our seeds grown in the U.S., for example, milk from cows that were fed non-regulated sorghum with our traits.

The degree of public understanding and acceptance or perceived public acceptance of our biotechnology products can affect our sales and results of operations by affecting approvals, regulatory requirements and customer purchase decisions.

Although all of our products go through rigorous testing, some opponents of our technology actively raise public concern about the potential for adverse effects of biotechnology products on human or animal health, other plants and the environment. Public concern can affect the timing of, and whether we are able to obtain, government approvals. Even after approvals are granted, or non-regulated status has been achieved, public concern may lead to increased regulation or legislation or litigation against government regulators concerning prior regulatory approvals, which could affect our sales and results of operations, and may adversely affect sales of our products to growers for dairies and livestock producers, due to their concerns about available markets for the sale of crops derived from biotechnology. In addition, opponents of agricultural biotechnology have attacked farmers’ fields and facilities used by agricultural biotechnology companies, and may launch future attacks against farmers’ fields and our field testing sites and research, production, or other facilities, which could affect our sales and our costs.

Ethical, legal, environmental and social concerns about biotechnology products could limit or prevent the use of our products and technologies, which could negatively affect our ability to generate revenue.

Some of our products in development contain biotech traits. The commercial success of our products that contain biotech traits may be adversely affected by claims that biotechnology plant products are unsafe for consumption or use, pose risks of damage to the environment and create legal, social and ethical dilemmas. For example, some countries, primarily in the European Union, have instituted a de facto moratorium on the planting of some genetically engineered seeds. The import of products derived from genetically engineered seeds may also be regulated by the European Union. While our current sorghum products are not subject to this restriction, we may in the future introduce biotech traits that may be subject to such regulation. If we are not able to overcome these concerns and comply with these regulations, our products that contain these traits may not achieve market acceptance and third parties may be unwilling to commercialize our biotech traits. Any of the risks discussed below could result in expenses, delays or other impediments to our development programs or the market acceptance and commercialization of our products that contain biotech traits. Our ability to develop and commercialize one or more of our technologies and products could be limited or prevented by the following factors:

•	Public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and biotechnology products, which could influence public acceptance of our technologies and products;
•	Public attitudes regarding, and potential changes to laws governing, ownership of genetic material, which could weaken our intellectual property rights with respect to our genetic material and discourage collaborators from supporting, developing or commercializing our products and technologies;
•	Governmental reaction to negative publicity concerning genetically engineered plants, which could result in greater government regulation of genetic research and derivative products; and
•	Failure to maintain or secure consumer confidence in, or to maintain or receive governmental approvals for, our products.

We cannot predict whether or when any jurisdiction will change its regulations with respect to biotechnology products. Problems with any product could lead to increased scrutiny or regulation for our products. Limitations on the development of biotechnology products could be imposed that could delay, prevent or make more costly the development of such products, which would negatively affect our ability to commercialize products using our traits.

Advocacy groups have engaged in publicity campaigns and filed lawsuits in various countries against companies and regulatory authorities, seeking to halt biotechnology approval activities or influence public opinion against genetically engineered products. On occasion, there has been vandalism and destruction of property of companies in the biotechnology industry.

Our non-biotechnology products, the products of third parties or the environment may be negatively affected by the unintended appearance of our transgenes.

The development and commercial success of our non-biotechnology products may be delayed or negatively affected because of adverse public perception or regulatory concerns about the safety of our products and the potential effects of these products on other plants, animals, human health and the environment. The potential for unintended but unavoidable trace amounts, sometimes called “adventitious presence,” of transgenes in conventional seed, or in the grain or products produced from conventional or organic crops, is another factor that could affect general public acceptance of these traits. For example, our current sorghum and switchgrass products have been produced exclusively through conventional breeding and have not been genetically engineered by us. It is possible, however, that trace amounts of our transgenes are nevertheless in our conventional products. In addition, trace amounts of transgenes may unintentionally be found outside our containment area in the products of third parties, which may result in negative publicity and claims of liability brought by such third parties against us. Furthermore, in the event of an unintended dissemination of our genetically engineered materials to the environment, we could be subject to claims by multiple parties, including environmental advocacy groups, as well as governmental actions such as mandated crop destruction, product recalls or additional stewardship practices and environmental cleanup or monitoring.

Development and commercialization, if any, of our products may incur scrutiny under the Convention on Biological Diversity Treaty.

The Convention on Biological Diversity, or the Convention, is an international treaty that was adopted at the Earth Summit in Rio de Janeiro, Brazil in 1992. The treaty provides that if a company uses genetic resources, such as an indigenous plant, from a participating country to develop a product, then such company must obtain the prior informed consent of the participating country and owes fair and equitable compensation to such country. Although the United States is not a participating country, most countries where we currently obtain or may obtain germplasm in the future, have ratified the treaty and are currently participants in the Convention. We may fall under scrutiny of the Convention with respect to the development or commercialization of any of our products derived from the germplasm originating from any of the countries that are participants in the Convention. There can be no assurances that the government of a participating country will not assert that it is entitled to fair and equitable compensation from us. Such compensation, if demanded, may make commercialization of our products not feasible.

Risks Related to our Intellectual Property

Our inability to adequately protect our proprietary technologies and products could harm our competitive position.

Our success depends in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and methods for defending intellectual property rights. Many countries, including Brazil, do not allow patenting of plants, whether genetically engineered or traditionally bred. Accordingly, our proprietary position for our products in countries such as Brazil relies to a large extent on Plant Variety Protection certificates. This type of protection is more limited than patents in the United States. As a result, Plant Variety Protection certificates may provide only a limited competitive advantage in the marketplace. In many countries, patentability criteria are generally more restrictive and our filings more limited than in the United States, weakening our prospects of obtaining an equal scope of corresponding patent protection. Because Brazil is one of our initial target markets, the lack of more robust patent protection for plant varieties in that country could expose us to the risk of misappropriation of our intellectual property. In addition, the legal systems of certain other countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology. This could make it difficult for us to stop the infringement of our patents or misappropriation of our other intellectual property rights. Proceedings to enforce our patents and other proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to enforce our intellectual property rights in such countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop. Even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property.

The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. In many cases, we will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or Plant Variety Protection certificates. We will apply for patents covering both our technologies and products as we deem appropriate. However, we cannot assure you that any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, such patents will provide meaningful protection against competitors or against competitive technologies. Our existing patents and Plant Variety Protection certificates and any future patents or Plant Variety Protection certificates we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, our patents may be challenged, invalidated or fail to provide us with any competitive advantages.

The value of our intellectual property could diminish due to technological developments or challenges by competitors, making our products less competitive.

Our intellectual property rights are important to the operation of our business and to our early mover advantage in crop biotechnology. We rely on a combination of patents, plant variety protection, plant breeders’ rights, copyrights, trademarks, trade secret laws, confidentiality provisions, and licensing arrangements to establish and protect our intellectual property. However, the importance of technology development and intellectual property protection in the agricultural industry increases the risk that technological advances by others could render our products less competitive. Our business could be negatively affected by any of the following:

•	our issued patents, Plant Variety Protection certificates, plant breeders’ rights and trademark registrations may;
•	be successfully challenged by our competitors;
•	our pending patent, Plant Variety Protection certificates, plant breeders’ rights and trademark registration;
•	applications may not be allowed or may be challenged successfully by our competitors;
•	our products may inadvertently use the technology of others and, therefore, require us to obtain intellectual;
•	property licenses from other parties in order for us to sell our products;
•	we may be unable to obtain intellectual property licenses that are necessary or useful to our business on favorable terms, or at all;
•	new technology that is independently developed by others may supersede our technology and make our products less desirable or more costly in the marketplace;
•	competitors may design around our patented technologies or may reverse engineer our trade secret technologies;
•	the scope of our Plant Variety Protection certificates in many countries is narrow and subject to a breeder’s exemption, which allows breeders to use our varieties in a breeding program; as a result, these certificates may not provide a sustained competitive advantage in the marketplace; and
•	we do not have any issued patents in Brazil and we may be unable to obtain meaningful patent protection in Brazil, further, the scope of any patents that might issue in where we intend to do business is uncertain and may not be sufficient to deter competition due to restrictions on plant claims under Brazilian patent laws and our limited filings in Brazil.

While we have exclusive rights to certain proprietary lines of sorghum and certain other crops our collaborations with leading institutions, other parties may have access to certain lines of sorghum developed or released by such institutions, proprietary lines of such crops from other sources, and publicly available lines of such crops, from which they may develop products that compete with our products.

Litigation or other proceedings or third party claims of infringement could require us to spend time and money and could severely disrupt our business.

Our commercial success depends on not infringing patents or proprietary rights of third parties, nor breaching any licenses or other agreements that we have entered into with regard to our technologies, products and business. The patent positions of biotechnology and seed companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. We cannot be sure that relevant patents have not been issued that could block our ability to obtain patents or to operate as we would like without infringing patents or proprietary rights of other parties.

The biotechnology and seed industries have a history of litigation regarding patents and other intellectual property rights. Many biotechnology companies have employed intellectual property litigation as a way to gain a competitive advantage. We cannot assure you that we will not be sued by third parties for infringement of patents they may have relating to biotechnological traits or technologies in various crops.

Should any of our competitors have filed patent applications prior to March 16, 2013 or obtain patents based on patent applications filed before March 16, 2013 that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference proceeding may result in loss of claims based on patentability grounds raised in the proceeding. If we become involved in litigation or interference or post-grant review proceedings declared by the U.S. Patent and Trademark Office to defend our intellectual property rights or as a result of alleged infringement of the rights of others, or oppositions or other intellectual property proceedings outside of the United States, we might have to spend significant amounts of money to resolve such matters. We are aware of a significant number of pending patent applications relating to biotechnological traits or technologies in various crops filed by third parties.

Even if we prevail, litigation, interference or post-grant review proceedings or opposition proceedings could result in significant legal fees and other expenses, could divert our management time and efforts and could severely disrupt our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete.

An adverse ruling arising out of any intellectual property dispute could undercut or minimize our intellectual property position. An adverse ruling that our operations violate a third party’s intellectual property rights could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Claims of intellectual property infringement against us may require us to enter into costly royalty or license agreements, subject us to substantial damage claims or cause us to stop using such technology absent a license agreement. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all.

Third parties may infringe on our intellectual property rights, and we may expend significant resources enforcing our rights or be competitively disadvantaged.

If we fail to protect our intellectual property rights from infringement by third parties, our competitive position could suffer, which could make it more difficult to grow our business. We may not be able to detect or prevent infringement of our intellectual property or may lose our competitive position in the market before we do so.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on trade secret protection for our confidential and proprietary information. For example, we consider our genetic transformation methods, markers for marker-assisted breeding and sequence databases as trade secrets.

We have taken security measures to protect our trade secrets and proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We also seek to protect our proprietary information by entering into confidentiality agreements with employees, with potential and actual collaborators and licensees and with consultants and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently develop substantially equivalent proprietary information or techniques and trade secret laws do not allow us to protect against such independent development. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We have received funding from U.S. government agencies that is subject to federal regulation under the Bayh-Dole Act of 1980. Failure to comply with the requirements of the Bayh-Dole Act could negatively affect our intellectual property and have an adverse effect on our business and results of operations.

Some of our research and development activities have been funded by grants from U.S. government agencies. For example, a portion of our research and development used to develop our nitrogen use efficiency trait was funded by a U.S. Department of Energy ARPA-E grant. When new technologies are developed with U.S. government funding, the government obtains certain rights under the Bayh-Dole Act in any resulting patents and technical data, generally including, at a minimum, a nonexclusive, nontransferable license authorizing the government to practice or have practiced the invention or technical data for non-commercial purposes. U.S. government funding must be disclosed in any resulting patent applications, and our rights in such inventions will normally be subject to government license rights, periodic progress reporting, foreign manufacturing restrictions and march-in rights. March-in rights refer to the right of the U.S. government, under certain limited circumstances, to require us to grant a license, which may possibly be an exclusive license, to technology developed under a government grant to a responsible applicant, or, if we refuse, to grant such a license itself. March-in rights can be triggered if the government determines that we have failed to comply with the applicable rules and regulations related to U.S. government funded innovation, or if we have failed, within a reasonable time, to take effective steps to achieve practical application of a technology or, if action is necessary to alleviate health or safety needs, to meet requirements for public use specified by federal regulations or to give preference to U.S. industry. The U.S. government also has the right to take title to these inventions if we fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits and the U.S. government may acquire title in any country in which a patent application is not filed within specified time limits. Additionally, under the Bayh-Dole Act, a party which acquires an exclusive license for an invention that was partially funded by a federal research grant is subject to the following government rights: (x) products using the invention which are sold in the United States are to be manufactured substantially in the United States, unless a waiver is obtained; (y) the government may force the granting of a license to a third party who will make and sell the needed product if the licensee does not pursue reasonable commercialization of a needed product using the invention; and (z) the United States government may use the invention for its own needs. Compliance with the requirements of the Bayh-Dole Act is complex and challenging. If we fail to comply with these guidelines or any other requirements under the Bayh-Dole Act, we may lose our exclusive rights to these products, and we may lose potential revenue derived from the sale of these products. We may also enter into collaborations with entities outside the United States that receive government funding or, in the future, we may apply for government funding from other countries. Regulations in these countries may provide for similar march-in rights. Any government’s rights in our intellectual property may lessen its commercial value, which could adversely affect our business.

Risks Related to this Offering and Ownership of our Common Stock

The price of our Common Stock may be volatile which may cause the value of our Common Stock to decline.

Our stock price has been in the past, and may continue to be subject to wide fluctuations in response to the risks our business faces including those contained in, or incorporated by reference into this prospectus supplement and the accompanying prospectus, and others beyond our control, including:

•	actual or projected fluctuations in our financial condition and operating results;
•	our cash and cash equivalents position;
•	actual or projected changes in our growth rate relative to our competitors;
•	actual or projected fluctuations in our competitors’ financial condition or operating results;
•	actual cost savings realized from our restructuring plan and cost reduction initiates;
•	announcements of technological innovations by us, our collaborators or our competitors;
•	announcements by us, our collaborators or competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	the entry into, modification or termination of collaborative arrangements;
•	changes in our customer base;
•	additions or departures of key management or other key personnel;
•	competition from existing products or new products that may emerge;
•	issuances of new or updated research reports by securities or industry analysts;
•	fluctuations in the share prices of companies perceived by investors to be comparable to us;
•	fluctuations in the size of our public float or trading volume;
•	disputes or other developments related to proprietary rights, including patents, litigation matters, the countries in which we source our germplasm, and our ability to obtain patent protection for our technologies;
•	disputes or other developments relating to genetically engineered products, including claims of adventitious presence or environmental harm;
•	changes in existing laws, regulations and policies applicable to our business and products;
•	announcements or the expectation of raising additional financing;
•	sales of our Common Stock by us, our insiders or other stockholders;
•	the status of our listing on Nasdaq;
•	general market conditions in our industry; and
•	general economic conditions, affecting the U.S. and other markets in which we operate.

The stock markets in general, and the small biotech market, in particular, have experienced extreme volatility that have affected and continue to affect the trading prices of equity securities of many companies. These market fluctuations often have been unrelated or disproportionate to changes in the operating performance of those companies. These fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, international currency fluctuations or regulatory changes may negatively impact the market price of our Common Stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

Our Common Stock is thinly traded and there may not be an active, liquid trading market for our Common Stock.

There is no guarantee that an active trading market for our Common Stock will be maintained on Nasdaq, or that the volume of trading will be sufficient to allow for timely trades. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active or if trading volume is limited. In addition, if trading volume in our Common Stock is limited, trades of relatively small numbers of shares may have a disproportionate effect on the market price of our Common Stock. There will be no market for the Series A-1 Warrants issued in the concurrent private placement.

If there are substantial sales of our Common Stock, or the perception that these sales could occur in the future, the trading price of our Common Stock could decline.

The trading price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the public market. The perception that these sales could occur may also depress the trading price of our Common Stock. As of May 31, 2015, we had 6,032,222 shares of Common Stock outstanding. Certain of our stockholders are entitled, under contracts providing for registration rights, to require us to register shares of our Common Stock owned by them for public sale in the United States. We have received waivers of these registration rights with respect to this offering from all of the requisite stockholders. In addition, certain stockholders, including stockholders owning a majority of our outstanding shares as well as current and former employees, are eligible to resell shares of Common Stock in the public market under Rule 144, which, in the case of our affiliates, would be subject to volume limitations and certain other restrictions under Rule 144. We have also registered 672,644 shares of Common Stock previously issued or reserved for future issuance under our equity compensation plans and agreements. Subject to the satisfaction of applicable exercise periods and vesting requirements, the shares of Common Stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market.

If securities or industry analysts do not publish research or reports about our business or our industry, or publish negative reports about our business or our industry, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us, our business, our industry and our competitors. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, change their opinion of the prospects for our company in a negative manner, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements related to our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” for up to five years from the date of the completion of our IPO, or until the earlier of (1) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day our most recently completed second fiscal quarter or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our Common Stock less attractive if we continue to rely on these exemptions. If some investors find our Common

Stock less attractive as a result of any choices that we make to reduce our disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies that are not emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to comply with the laws and regulations affecting public companies. Failure to implement and maintain the appropriate internal controls over financial reporting could negatively affect our ability to provide accurate and timely financial information.

We became a public company in February 2012. Although we are an emerging growth company as defined under the JOBS Act, as a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements, in order to comply with the rules and regulations imposed by the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the Nasdaq Stock Market. In addition, management and other personnel will need to devote a substantial amount of time to comply with these requirements.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and detect fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal control over financial reporting, and have our chief executive officer and chief financial officer certify as to the accuracy and completeness of our financial reports. The process of implementing internal controls and complying with Section 404 is expensive and time consuming, and requires significant attention from management. We cannot be certain that these measures will ensure that we continue to implement and maintain adequate controls over our financial processes and reporting in the future.

Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of August 31, 2014. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. Because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and cause our stock price to decline.

For so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. To date, our independent registered public accounting firm has not expressed an opinion on the effectiveness of our internal controls.

Anti-takeover provisions in our certificate of incorporation and bylaws and under Delaware law could delay or prevent an acquisition of our company, even if the acquisition may be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and our bylaws may delay or prevent an acquisition of our company deemed undesirable by our board of directors. Among other things, our amended and restated certificate of incorporation and bylaws (i) provide for a board of directors that is divided into three classes, with staggered three-year terms, (ii) provide that all stockholder action must be effected at a duly called meeting of the stockholders and not by a consent in writing, (iii) provide that only a majority of our board of directors, the chairman of the board of directors, our chief executive officer or president (in the absence of a chief executive officer) may call a special meeting of the stockholders, (iv) provide for the ability of our board of directors to issue undesignated preferred stock, (v) require that certain amendments to the amended and restated certificate of incorporation be approved by a 66 2/3% stockholder vote, and (vi) establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholders meetings. These provisions may also frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors who are responsible for appointing the members of our management team. As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding stock from merging or combining with us without board of directors or stockholder approval. Although we believe these provisions together provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire our company may be considered beneficial by some stockholders and could limit the opportunity for our stockholders to receive a premium for their shares.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our Common Stock.

If we fail to adhere to the listing criteria of the Nasdaq Capital Market, our Common Stock may be delisted, which may adversely affect the liquidity and market price of our Common Stock, our ability to raise additional financing and may subject us to certain penny stock restrictions, which may further adversely affect the liquidity and market price of our Common Stock.

Our Common Stock is currently listed on the Nasdaq Capital Market. If we fail to adhere to the market’s listing criteria, our Common Stock may be delisted. If our Common Stock were to be delisted, the liquidity of our Common Stock would be adversely affected and the market price of our Common Stock could decrease, as would our ability to raise additional financing through public or private sales of equity securities. In addition, if delisted we would no longer be subject to Nasdaq rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards. Our failure to be listed on Nasdaq or another established securities market would have a material adverse effect on the value of your investment in us. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

If our Common Stock is delisted by Nasdaq or another national exchange, our Common Stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our Common Stock would likely become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations applicable to penny stocks may severely affect the market liquidity for our Common Stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Common Stock, and there can be no assurance that our Common Stock will be eligible for trading or quotation on any alternative exchanges or markets. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to the transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, the market price of our securities may be adversely impacted, and current stockholders may find it more difficult to sell our securities.

We are a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are currently a “smaller reporting company” as defined in the Securities Exchange Act of 1934, and in the event that we are still considered a smaller reporting company at such time as we cease being an emerging growth company, we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings. We cannot predict whether investors will find our Common Stock less attractive because of our reliance on any of these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our management may not apply the net proceeds from this offering in ways that increase stockholder value.

We currently intend to use the net proceeds from this offering as described in the “Use of Proceeds” section of this prospectus. However, our management may not apply the net proceeds in ways that ultimately increase stockholder value. Investors will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts included in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein were obtained from internal company surveys, market research, consultant surveys, publicly available information, governmental agency reports and industry publications and surveys, including reports by the following authorities:

•	Food and Agriculture Organization of the United Nations (“FAOSTAT”);
•	USDA;
•	The International Service for the Acquisition of Agri Biotech Applications; and
•	National Science Board.

This information involves a number of assumptions and limitations. These industry and government publications, surveys and forecasts generally indicate that the information has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we believe the third party market and industry data and forecasts included in the prospectus and in the documents incorporated by reference herein are generally reliable, we have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internally generated industry forecasts, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified by a third party. We are responsible for all of the disclosure in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $1.0 million from this offering, after deducting the placement agent fee and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital. Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

	Year Ended August 31,					Nine Months Ended May 31, 2015
	2010	2011	2012	2013	2014
	(in millions)
Deficiency of earnings available to cover fixed charges(1)(2)	$22.4	$35.9	$28.9	$32.5	$29.3	$20.0

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of our net loss for the period less fixed charges. Fixed charges consist of interest expense on our outstanding debt. The ratio of earnings available to pay fixed charges was less than one-to-one for all periods presented. Earnings were insufficient to cover fixed charges by $22.4 million in 2010, $35.9 million in 2011, $28.9 million in 2012, $32.5 million in 2013, $29.3 million in 2014, and $20.0 million for the nine months ended May 31, 2015.
(2)	We have not included a ratio of earnings to fixed charges and preferred stock dividends as we do not have any preferred stock outstanding as of the date of this prospectus supplement. If we issue preferred stock in the future, we will set forth in any prospectus supplement the ratio of earnings to combined fixed charges and preferred dividends for the last five fiscal years.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock began trading on Nasdaq under the symbol “CERE” on February 22, 2012. Prior to that time, there was no public market for our Common Stock. The following table sets forth the high and low sales prices per share of our Common Stock for each of the quarters in fiscal 2013, 2014 and 2015 (through July 24, 2015). All of the share prices are adjusted to reflect the 1-for-8 reverse stock split of our Common Stock, which took effect on April 8, 2015.

	High	Low
Fiscal 2013
First quarter (September 1, 2012 – November 30, 2012)	$65.52	$27.44
Second quarter (December 1, 2012 – February 28, 2013)	39.52	28.88
Third quarter (March 1, 2013 – May 31, 2013)	32.64	14.96
Fourth quarter (June 1, 2013 – August 31, 2013)	44.80	8.80
Fiscal 2014
First quarter (September 1, 2013 – November 30, 2013)	$17.12	$9.28
Second quarter (December 1, 2013 – February 28, 2014)	14.56	10.24
Third quarter (March 1, 2014 – May 31, 2014)	11.60	4.00
Fourth quarter (June 1, 2014 – August 31, 2014)	6.56	4.08
Fiscal 2015
First quarter (September 1, 2014 – November 30, 2014)	$4.48	$1.76
Second quarter (December 1, 2015 – February 28, 2015)	3.20	1.44
Third quarter (March 1, 2015 – May 31, 2015)	4.48	1.63
Fourth quarter (June 1, 2015 – July 24, 2015)	2.69	1.60

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain any future earnings and do not expect to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors considers relevant.

DILUTION

As of May 31, 2015, our net tangible book value was $9.4 million, or $1.55 per share of our Common Stock, which is greater than the public offering price of our Common Stock in this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of our Common Stock outstanding as of May 31, 2015.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected data presented below for, and as of the end of, the years ended August 31, 2011, 2012, 2013 and 2014, are derived from the consolidated financial statements of Ceres, Inc. and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of August 31, 2014 and 2013, and for each of the years in the three-year period ended August 31, 2014, and the report thereon, are incorporated by reference in this prospectus supplement. The selected consolidated financial data for the nine months ended May 31, 2015 and 2014 and as of May 31, 2015 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data.

Historical results are not necessarily indicative of results for future periods. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 31, 2014 and our consolidated financial statements incorporated by reference in this prospectus.

	Year Ended August 31,					Nine Months ended May 31,
	2010	2011	2012	2013	2014	2014	2015
	(In thousands, except share and per share data)
Revenues
Product sales	$288	$116	$432	$462	$146	$229	$300
Collaborative research and government grants	6,326	6,500	4,939	4,781	2,258	1,835	1,568
Total revenues	6,614	6,616	5,371	5,243	2,404	2,064	1,868
Cost and operating expenses(2)
Cost of product sales	2,946	2,492	2,384	6,245	3,021	2,440	3,436
Research and development	16,697	19,014	19,155	16,401	14,156	11,579	7,469
Selling, general and administrative	9,207	10,008	12,634	15,187	14,484	10,732	10,949
Other	—	—	—	—	—	464	—
Total cost and operating expenses	28,850	31,514	34,173	37,833	31,661	25,215	21,854
Loss from operations	(22,236)	(24,898)	(28,802)	(32,590)	(29,257)	(23,151)	(19,986)
Interest expense	(153)	(456)	(560)	(46)	(68)	(44)	(32)
Interest income	23	7	39	126	5	39	37
Other income (expense)	(152)	(11,020)	(84)	—	—	—	—
Loss before income taxes	(22,518)	(36,367)	(29,407)	(32,510)	(29,320)	(23,156)	(19,981)
Income tax benefit (expense)	(65)	31	(3)	(1)	(1)	(1)	(1)
Net loss	$(22,583)	$(36,336)	$(29,410)	$(32,511)	$(29,321)	$(23,157)	$(19,982)
Basic and diluted net loss per share attributable to common stockholders(1)	$(93.60)	$(146.72)	$(17.44)	$(10.48)	$(6.48)	$(5.76)	$(3.31)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders(1):
Basic and diluted	241,299	247,703	1,686,042	3,099,503	4,525,745	4,020,656	6,032,347

(1)	The basic and diluted loss per share are computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. For the periods where we presented losses, all potentially dilutive common shares comprising of stock options, warrants, convertible notes and convertible preferred stock are anti-dilutive.

(2)	Our stock-based compensation expense is as follows (in thousands):

	Year Ended August 31,					Nine Months Ended May 31,
	2010	2011	2012	2013	2014	2014	2015
Cost of product sales	$—	$—	$152	$(170)	$174	$150	$109
Research and development	409	1,895	293	1,189	1,031	1,023	516
Selling, general and administrative	891	815	1,464	2,291	1,863	1,631	1,155
Total stock-based compensation expense	$1,300	$2,710	$1,909	$3,310	$3,068	$2,804	$1,780

Our consolidated balance sheet data is as follows (in thousands):

	As of August 31,					As of May 31, 2015
	2010	2011	2012	2013	2014
						(Unaudited)
Cash and cash equivalents	$33,055	$21,911	$21,069	$8,881	$3,423	$5,429
Marketable securities	—	—	33,565	21,630	24,579	3,653
Working capital	28,325	16,739	51,226	28,439	24,607	6,962
Total assets	46,648	36,797	69,247	37,178	32,424	13,411
Common and preferred stock warrant liabilities	8,911	17,726	—	—	—	—
Convertible notes	—	13,630	—	—	—	—
Total long-term liabilities	13,310	33,518	344	175	93	—
Convertible preferred stock	197,502	197,502	—	—	—	—
Total stockholders’ equity (deficit)	$(170,829)	$(204,318)	$62,561	$33,006	$27,609	$9,368

BUSINESS

Overview

We are an agricultural biotechnology company that develops and markets seeds and traits to produce crops for animal feed, sugar and other markets. We use a combination of advanced plant breeding, biotechnology and bioinformatics to develop seed products and biotechnology traits to address many of the current limitations and future challenges facing agriculture. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple end markets, including food, feed, fiber and fuel. Our bioinformatics technologies can also improve and accelerate discovery and development in biomedical research and diagnostics.

In 2014, we began realigning our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. Previously, we prioritized our working capital in Brazil, where, since 2010 we were focused on the large-scale evaluation and adoption of our high biomass sorghum for power generation and sweet sorghum for ethanol production. Due in part to the economic challenges faced by the Brazilian ethanol industry, including low oil prices, the struggling Brazilian economy and unfavorable government policies in Brazil, in June 2015, we began restructuring our operations in Brazil. We believe that these changes represent an important step in the transformation of our business as we refocus on our strengths in agricultural technology and redirect our existing seed products and trait pipelines toward food and feed markets being fueled by global prosperity growth.

Increased global agricultural demand is being driven by both population growth and increased prosperity. As human societies become wealthier, they tend to increase meat and dairy consumption. As a result, demand for forage, feed and hay crops is expected to continue to increase. We believe that growers of forage crops, including vertically integrated businesses such as dairies, will need to seek improved sources of forage as well as utilize more marginal quality cropland, or cropland with limited water availability, to meet their feedstock requirements. To maximize milk and meat production, dairies and livestock producers frequently supplement rations of grasses with other crops and nutritional sources. We believe that a single crop plant with improved forage quality can provide a preferable solution. Using biotechnology, we are developing forage and feed crops with a better balance of energy and nutrition. In forage sorghum, we are taking advantage of the natural drought tolerance of sorghum and combining it with biotech traits for enhanced biomass yield and quality. We also believe there is an opportunity to utilize these traits in other forage crops, such as alfalfa and silage corn. Many of these traits have already been developed as part of our historical activities in bioenergy.

We market and sell our seed products under our Blade brand. In certain crops, including corn, rice and sugar beet, we have out-licensed a portion of our traits and gene technology to existing market participants and continue to pursue opportunities to out-license these technologies, among other go-to-market strategies. We believe that the strength of our technology has been validated by our receipt of multiple competitive grants as well as collaborations with leading companies, such as Syngenta Biotechnology and Bayer CropScience. We also have significant intellectual property rights to our technology platforms, traits and seed products.

Forage Sorghum Seed and Traits

In 2015, we expanded our sorghum offerings to include hybrids for use as livestock feed and forage. We are leveraging our core capabilities in plant transformation and biotech traits and combining them with proprietary forage sorghum hybrids and breeding lines. Our goal is to expand forage sorghum into a major feed crop with higher yield and nutritional quality. In addition to our direct sales efforts, we entered into several distribution agreements with well-established distributors of crop inputs and services in North America. For the 2015 growing season in North America, which begins in the spring and summer months, we have sold enough seed of our forage sorghum to plant more than 3,000 acres compared to approximately 600 acres the previous season due to an increase in the number of customers evaluating our products for potentially larger-scale use. We believe drought and water supply concerns in certain regions of the U.S. positively influenced customer decisions to plant our forage sorghum hybrids.

Our current hybrids, which are traditionally bred and do not yet contain biotech traits, have performed well in numerous commercial and multi-hybrid field trials in the United States and have demonstrated a number of favorable attributes for forage feed, such as high yields and lower water requirements, as well as competitive production costs relative to corn and certain hay crops. For example, in two university-led evaluations, which included products from well-known seed companies, we achieved the highest milk production yield per acre, which is a key metric for dairy operations. For the 2015 growing season in North America, we plan to evaluate more than a dozen new hybrids that offer performance advantages such as higher yields and improved nutrition.

We have also advanced our biotech traits in sorghum for additional field evaluations in the United States. In a 2014, in a U.S. field evaluation, one of our leading biotech traits provided a greater than 20% biomass yield advantage in a commercial-type sorghum. In 2014, we received confirmation from the USDA that our high biomass trait was not considered a regulated article under 7 CFR §340 of the USDA’s mandate to regulate genetically engineered traits. This determination is likely to make it more cost-effective and timely for us to develop this trait in sorghum, and as a result, we believe we have a clear and near-term path forward to the commercialization of this trait. We are targeting commercial release as early as 2018. Performance results for both our traditionally developed hybrids and biotech traits are expected by the end of the calendar year. Results from small scale evaluations and research settings are not a guarantee of future commercial performance, and further evaluations will be necessary to confirm results.

Biotech Traits for Sugarcane and Other Crops

Our biotechnology traits include traits that increase yields and provide greater yield stability and resilience to drought and other stress conditions. Biotechnology, also known as genetic engineering, allows us to precisely add traits not readily achievable through conventional breeding methods. In most cases, the same trait can be added to multiple crops with similar effect. Our strategy is to focus on genes that have shown large, step increases in performance, and whose benefits are largely maintained across multiple species. Trait performance is evaluated in target crops, such as corn, rice and sugarcane, through multi-year field tests in various locations. To date, our field evaluations have largely confirmed earlier results obtained in greenhouse and laboratory settings.

We believe that a number of our biotech traits could provide significant benefits to sugarcane production, such as improved biomass yields and greater resilience to drought and other stress conditions. Biotech solutions are particularly attractive in sugarcane because improvements through plant breeding have been cumbersome and slow compared to other crops. In research-scale field evaluations completed in March 2015, our biotech traits demonstrated significant advantages in enhancing and protecting yields in commercial sugarcane varieties under tropical conditions in Latin America. Our yield traits accelerated maturation and ripening while demonstrating significant increases in overall biomass yields over controls. In addition, plants with one of our drought tolerance traits maintained biomass yields under low water conditions, and in certain cases, maintained yields with as little as half the water normally required during production. Plantings for the next stage of field trials were completed in June 2015 ahead of our original schedule. At this current pace, commercial sugarcane cultivars with our traits could be ready for commercial scale-up, in select markets, as early as 2018.

In addition, in December 2014, we completed a second year of field evaluations of our multi-gene biotech traits in corn. These multi-gene combinations demonstrated a significant yield advantage over controls in many of our research-scale field evaluations. Field evaluations represent a critical stage in the development of biotech crop traits, as they provide greater insight into how traits may perform in an agricultural setting. We have since advanced our best multi-gene combinations for additional testing of corn in China. We have expanded the scope of our trials, including evaluations of our traits in a more diverse set of corn breeding lines. The trials will be independently designed and managed by our collaborators in China. Favorable results from small-scale evaluations and research settings are not a guarantee of future commercial performance, and further evaluations will be necessary to confirm results.

We believe that our results represent an important step forward in crop biotechnology. We have optimized the expression of our genes in a more precise and sophisticated manner than is usually the case. In addition, we believe that combining genes together, to either create a stronger trait or combine complementary traits, provides the best approach to generate high impact advantages, such as increased grain yield or drought tolerance. We have also developed a new high-throughput approach called iCODE, to empirically evaluate large numbers of promising genes and related control components and to select the best combinations for deployment in a crop. We believe that iCODE may have application in multiple row crops, including canola, corn, cotton, rice, sorghum, soybean and wheat. In 2014, we filed an application for a patent covering our iCODE technology.

In the third quarter of fiscal 2015, we entered into a multi-year collaboration with a leading agricultural producer to develop biotech traits for our collaborator’s crop in a defined geography. We expect the development and commercialization program will be fully funded by our collaboration partner, with payments to us expected to exceed $1.0 million by mid-2016. Under the agreement, we will also receive royalties for new cultivars commercialized under the collaboration. We are also exploring discussions with other agricultural companies to develop and commercialize our biotech traits in crops, such as alfalfa, corn and sugarcane, for certain geographies.

Persephone Bioinformatics Software

We have developed proprietary bioinformatics software, known as Persephone, to deal with the massive amounts of data generated in plant genomics. Persephone has been licensed to major plant science companies and is being evaluated by new potential customers in plant genomics as well as in biomedical research and diagnostics, where genomic and genetic data is analyzed and viewed in a similar manner to plant genomics.

Persephone is a proprietary bioinformatics platform that enables storage and access to large, complex datasets as well as optimized data visualizations to view genetic data from public sources and proprietary databases. Our early need for the ability to manage large amounts of plant genomic data led to the effort to develop a scalable informatics platform, which resulted in our Persephone software. We believe that Persephone today is significantly more advanced than comparable products, including many in the human healthcare space. The Persephone software includes a number of proprietary data management optimizations to quickly access and visualize very large datasets. This speed enables more dynamic visualizations, intuitive discovery and greater insights into genetic information. We believe that our direct experience using Persephone internally and our ability to continually develop and launch new versions with additional features and functions will enable us to further establish our market position in the plant sciences and expand into new markets, such as biomedical research and diagnostics.

In May 2015, we licensed Persephone to global seed potato developer, HZPC Holland BV. HZPC is the third multi-national life sciences company to adopt Persephone as its primary genome browser, following Bayer CropScience and Syngenta Biotechnology.

Commercial Evaluations of Our Sorghum Products in Brazil

Since 2010, we have completed various field evaluations of our sorghum products in Brazil with approximately 50 ethanol mills, mill suppliers and agri-industrial facilities. During this time, our sorghum seeds were planted and harvested using existing equipment and fermented into ethanol or combusted for electricity generation without retrofitting or altering the existing mills or industrial facilities. We believe these experiences have demonstrated the “drop-in” nature of both our sweet and high-biomass sorghum products, and along with higher yielding products in our pipeline, will serve as the basis for the adoption of these product lines as a feedstock for ethanol and power production in Brazil and other markets.

With industrial processing of sorghum feedstock generally well established in Brazil, we believe that field performance — primarily yields of biomass and/or sugars that can be fermented to ethanol — will largely determine the scale and pace at which our current and future sorghum products will be adopted. While we achieved yields our target range in both the 2013 – 2014 and 2014 – 2015 growing seasons in Brazil with multiple pre-commercial hybrids in multiple regions, we believe that additional growing seasons will be required to fully demonstrate this yield performance across numerous geographies and for our products to gain broad adoption. Given the economic climate in Brazil, and the time horizon needed to bring our top performing hybrids to market, we are exploring discussions with local partners and collaborators to support the continued development and commercialization of our technology in Brazil.

Realignment Plan Announced June 19, 2015

On June 19, 2015, we announced the continued realignment of our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. The restructuring of our Brazilian seed operations which is expected to be substantially completed by October 31, 2015, includes, among other actions, a workforce reduction that will impact 14 positions in Brazil primarily related to administration, operations and manufacturing as well as 2 support positions in the United States. After implementation of the restructuring plan, our Brazilian operations will be focused primarily on sorghum breeding and sugarcane. In particular, we plan to expand our sugarcane trait development activities for the Brazilian sugarcane market. We expect to make additional cost reductions before the realignment plan is substantially completed, which may include one or more of the following: additional workforce reductions in Brazil and the United States and the suspension of our sorghum seed research and development activities in Brazil.

Our Markets

Across the world, growers are facing increasing demand for food, feed, fiber and fuel. This increasing demand is being primarily driven by an expanding middle class in certain regions. As global demand for agricultural outputs rises, a concurrent trend toward urbanization is causing a large reduction in the amount of arable land per capita available. The FAOSTAT data shows that the ratio of arable land to population steadily declined by over 50% from 1962 to 2012. Faced with increasing demand and limited supply in addition to stresses from climate variability and competition for water resources, growers are seeking to improve crop productivity through a number of technologies.

Livestock Feed and Forage

Globally, the market for forage feed was valued at approximately $85 billion in 2013, according to a 2014 report from Transparency Market Research. Due to increased global consumption of meat and dairy products, demand for forage feed and hay is expected to continue to increase. In the U.S., forage crops collectively represent third largest crop by acreage. According to the USDA’s Economic Research Service there are approximately 57 million acres of hay harvested for livestock feed and forage in 2014, of which we estimate 29 million acres represent our initial target market opportunity, which primarily includes production areas with limited rainfall or limited available water resources. While exact production estimates worldwide are difficult to obtain, based on public reports, we estimate that approximately 119 million acres of alfalfa, silage corn and forage sorghum are planted globally each year. We believe that growers of forage crops, including vertically integrated businesses such as dairies, will need to seek improved sources of forage as well as utilize more marginal quality cropland, or cropland with limited water availability, to meet their feedstock requirements. To maximize milk and meat production, dairies and livestock producers frequently supplement rations of grasses with other crops and nutritional sources. We believe that a single crop plant with improved forage quality can provide a preferable solution.

Sugar

According to FAOSTAT, sugarcane is cultivated on approximately 65 million acres worldwide, including approximately 25 million acres in Brazil, 1 million acres in Colombia and 1 million acres in the U.S., all of which are initial target markets for our traits. Based on favorable greenhouse and initial field results, we believe that a number of our biotech traits could provide significant benefits to sugarcane production, such as higher juice and sugar yields, accelerated growth and greater resilience to drought and other stress conditions. Biotech solutions are particularly attractive in sugarcane since improvements through plant breeding have been cumbersome and slow compared to other crops.

Row Crops

Approximately 448 million acres of biotechnology crops were planted globally in 2014, according to a January 2015 report published by the International Service for the Acquisition of Agri-Biotech Applications. The global market value of biotechnology crop seeds was approximately $15.7 billion, as reported in the same report. In the United States, we estimate, based on the price differential between conventional seed varieties and similar varieties with a trait, that retail premiums for traits and stacked trait combinations in food, feed and fiber crops range from approximately $10 to $50 per acre, depending on crop and geography. As people in many countries become more affluent, they tend to consume more of their dietary protein in the form of meat and dairy products, driving the demand for animal feed grains and forage higher. Therefore, greater production of food, feed, and fiber will require higher crop productivity levels among all crops over time. In order to continue the productivity gains made in many crops over the past 75 years, and to do so in a more sustainable manner, we believe that advanced breeding methods, and biotech traits, in particular, will be required to produce higher performance crops that make more productive use of cultivated land, as well as to develop more robust, stress-tolerant crops that can grow under more difficult conditions and on marginal land. Our belief is consistent with historical yield improvements achieved via plant breeding and the adoption of agricultural biotechnology.

Genomics and Bioinformatics Technologies

The genomics and bioinformatics markets are growing rapidly. According to a May 2014 industry report from Allied Market Research, the bioinformatics market alone is forecast to grow from $3.4 billion in 2013 to $12.8 billion by 2020. Based on a 2014 report by the National Science Board, we estimate that there are the current market for Persephone consists of approximately 100,000 life science researchers who routinely access and utilize genetic and genomic information for research purposes and discovery. We believe that Persephone has immediate application in multiple scientific and medical fields that utilize genetic information, with a natural extension into clinical and diagnostic settings and additional potential end users in professional and consumer markets. Bioinformatics involves the development and storage methods that help in the organizing, analyzing, and retrieving of biological information. Today, a genome can be sequenced in a few hours for several thousand dollars — a task that took 13 years and $2.7 billion to accomplish during the Human Genome Project. Gathering genetic data is no longer a bottleneck for scientific researchers; however, a major hurdle remains in the efficient organization, analysis, and interpretation of the data. We expect that the low cost and widespread application of DNA sequencing and genetic testing in both plant and medical research will require improved tools, like our Persephone bioinformatics platform, to visualize, explore and mine genetic data. Based on internal performance metrics, and those reported by our current collaborators, we believe that our Persephone software offers a number of competitive performance advantages and has applications across a number of life science technology platforms that utilize genomics data.

Competitive Strengths

We believe that we possess a number of competitive strengths that position us to become a leading provider of seeds, traits and bioinformatics technologies, including:

Positioned to Capitalize on Growth of Large End Markets

Our biotechnology platform, which has proven to increase biomass productivity, raise quality, reduce crop inputs and improve cultivation on marginal land, has broad application across multiple end markets and crops. Faced with increasing demand and limited supply in addition to stresses from climate variability and competition for water resources, growers are seeking to improve crop productivity through a number of technologies. Agricultural biotechnology has and will continue to represent a significant source of innovation for increasing crop yields through improving performance of seeds.

Current Commercial Products with Multiple Advanced Products in Pipeline

Our current commercial products and product pipeline contains numerous traits and seed products with potential across multiple crops including sorghum, sugarcane and corn, among others. Moreover, we are focused on crops and traits outside the primary market areas of major international agrochemical and agricultural biotechnology corporations.

Leading Platform with Full Agricultural Biotech Seed Company Capabilities

We are an agricultural biotechnology company that uses biotechnology, advanced plant breeding and genomic technologies to create high value traits and seeds to produce agricultural crops. Our integrated technology platform delivers a combination of valuable genetic assets and competencies in genomics and gene mapping, biotechnology and bioinformatics. Our iCODETM technology enables high throughput genetic testing that can speed up the trait development process. In addition to possessing the research and development capabilities necessary to generate new product candidates, we are vertically integrated, which gives us the ability to bring agricultural biotechnology products to market in select crops.

Extensive Intellectual Property Portfolio of High Value Traits and Germplasm

We have an extensive intellectual property portfolio of both field-validated high value traits and germplasm, which includes thousands of specimens and breeding lines, as well as multiple pools of regionally adapted germplasm spanning multiple climates. We have extensive filings around unique combinations of gene promotors and protein coding sequences. Having both germplasm and field-validated trait portfolios allows us to leverage the synergies created to facilitate innovation in a way that is not possible with germplasm or traits alone. In our focus geographies, we believe that we have a significant advantage over new entrants who would need several generations of germplasm development and/or access to biotech traits to achieve performance equivalent to our current product portfolio and pipeline.

Multiple Out-Licensing Opportunities

Our biotech traits and core technology platforms provide multiple opportunities for exclusive or non-exclusive out-licensing, by crop and/or geography and market. Traits developed through biotechnology, also known as genetic engineering, can be added to multiple crops with similar effect in most cases. Our strategy is to focus on genes that have shown large, step increases in performance and whose benefits are largely maintained across multiple species.

Validated, Robust Bioinformatics Platform

We have established our Persephone bioinformatics software as a preeminent platform for storing, organizing, accessing and visualizing genetic information, and have displaced incumbent solutions at major life science companies. The software includes a number of proprietary data management optimizations to quickly access and visualize very large datasets. This speed enables more dynamic visualizations, intuitive discovery and greater insights into genetic information. We believe that our direct experience using Persephone internally and our ability to continually develop and launch new versions with additional features and functions will enable us to further establish our market position in the plant sciences and expand into new markets, such as biomedical research and diagnostics.

Attractive Business Model

Seed businesses traditionally incur significant research and development expenditures and have long product development time lines, but benefit from a combination of high gross margins, low capital expenditure requirements and intellectual property protection. Once developed, seeds require little physical infrastructure or production cost to be replicated for sale. Seeds are typically priced, however, based on a share of the value created to the customer as opposed to their cost of production. In general, seed costs to growers are a relatively small percentage of their total production cost, but the performance of those seeds is critical to the growers’ economics. We believe we can position our business to take advantage of low production costs relative to the high value of our products to our customers.

Management Team with Significant Industry Experience

Our management team includes leading scientists and industry experts who have extensive experience in the field of agricultural biotechnology and possess a deep understanding of a variety of agricultural and biotechnology businesses, including the seed industry.

Our Strategy

Our objective is to be a leading provider of seeds and traits to a variety of agricultural markets, including livestock feed and forage, sugar and other markets. In our realigned business, we plan to leverage many of the advances we made historically for bioenergy markets. Key elements of our business strategy include:

•	Expand forage sorghum’s use into a major feed crop with greater yield and nutritional quality, increased value capture and expanded market potential;
•	Make use of the positive regulatory landscape to introduce biotech traits in our branded sorghum seed products, beginning in the U.S.;
•	Explore additional license and royalty-based collaborations with market leaders in multiple geographies to introduce our biotechnology traits to other forage crops and sugarcane;

•	Realign our business operations in Brazil toward sugarcane trait development and commercialization, and work with well-established local partners;
•	Advance our biotechnology traits in grain crops and further validate our iCODE multi-gene trait development system; and
•	Increase the number of plant sciences customers utilizing our Persephone platform and expand into the biomedical fields, where genetic information is analyzed and viewed in a similar manner to plant genomics.

Our Technology Platforms

Our integrated technology platforms are a combination of existing genetic assets, specifically germplasm and traits, and competencies in genomics, biotechnology and bioinformatics. Integration of these platforms allows us to improve our existing genetic assets as well as develop and commercialize new products from them. We have also identified to date numerous genes and their relatives from different species that significantly enhance agriculturally relevant traits.

Germplasm

We believe that we have a highly competitive sorghum germplasm collection. Our belief is based on the diversity and nature of the entries we have and how well they have been evaluated, measured and cataloged. Germplasm comprises collections of parental lines and other genetic resources representing the diversity of a crop, the attributes of which are inherited from generation to generation. Germplasm is a key strategic asset since it forms the basis of plant breeding programs and product development. We have acquired access to valuable germplasm through strategic collaborations with leading institutions, including Texas A&M. When we sell varieties developed during such collaborations, or based on the results of such collaborations, we will typically pay our collaborators royalties on net sales of such varieties.

Traits

We are able to further improve the quality of our future product offerings by adding our proprietary traits to our germplasm collections. The majority of our traits are developed through biotechnology, also known as genetic engineering. Biotechnology allows us to precisely add traits not readily achievable through conventional breeding methods. In most cases, the same trait can be added to multiple crops with similar effect. In some instances, a gene introduced through biotechnology may confer more than one beneficial trait, such as salt tolerance and drought tolerance. Our strategy is to focus on genes that have shown large, step increases in performance, and whose benefits are largely maintained across multiple species. We have historically focused on traits that increase biomass yields and biomass quality versus grain yields, which has been the focus of many agricultural biotechnology companies. As a result, we believe that we have a competitive advantage in developing traits for improved forage crops and sugarcane.

We believe we were one of the first companies to implement the practice of developing biotech traits using two test species, rather than just one, which allows us to more successfully select gene-trait combinations that enhance commercial crops. Our current portfolio includes genes that have been shown to substantially increase sugar levels or biomass growth and height per plant as well as genes that have been shown to increase biomass under normal and reduced levels of nitrogen fertilizer. We have genes that allow plants to use water more efficiently and/or recover from water deficits more readily. We also have genes that have been shown to provide tolerance and enhanced recovery to both acute and prolonged salt stress, as well as withstand toxic levels of aluminum in the soil. In addition, we are developing genes that have demonstrated enhanced conversion of biomass to fermentable sugars and genes that regulate flower development.

Our biotech traits are at various stages of development in our pipeline. We are currently evaluating their performance in various target crops primarily through replicated, multi-year field evaluations. These evaluations are designed to validate the function of the gene and measure the performance of the biotech trait in a specific crop. To date, our field evaluations have largely confirmed previous results obtained in greenhouse and laboratory settings.

The commercial development of biotech traits in commercial crops is a multi-year process. Following transformation, when the selected gene is inserted in a target crop, the resulting plants are evaluated in the greenhouse for one to two years, and then in the field to confirm results for two to four years. Following field trials, specific gene-trait combinations are typically selected and, if required, submitted for regulatory approval, or deregulation, which has historically been a multi-year process in the United States and other countries. Assuming these averages, we believe that we could introduce our first regulated biotech trait or traits to the market in 2018 at the earliest.

We intend to price our traits based on the added value they create, which can vary by crop and geography. For our biotech traits, we are considering various pricing models, including separate annual trait fees per acre as well as blended seed and trait prices. In row crops, we have licensed and intend to license our traits to existing market participants. These licensing agreements are expected to vary by crop, geography, the nature and economic benefit of the trait, and how well advanced the trait is within our pipeline. Future payments to us may be based on a percentage of sales or other performance metrics or milestones.

Research and Development Programs

We have developed research and development expertise that we believe will allow us to continue to improve our offerings over time. To develop higher performing seeds and traits, we deploy a variety of research and development methods and tools, including genomics, plant breeding, agronomy and other genomics-based technologies.

For the first nine months of fiscal year 2015 and the fiscal years ended August 31, 2014, 2013 and 2012, we invested $7.5 million, $14.2 million, $16.4 million, and $19.2 million, respectively, on research and development, with the main emphasis on breeding and traits.

Genomics

Plant genomics involves the large-scale, simultaneous study of large numbers of genes, their effects and their interactions. One of our strengths in genomics involves our ability to organize the genetic data we amass into actionable information via proprietary relational databases, software and algorithms. In general, we have focused our research efforts on determining gene function, gene regulation and finding which genes enhance desirable traits. In addition to identifying novel gene-trait combinations, our genomics tools allow us to work with large groups of genes and complex biological processes controlled by multiple genes.

In order to capitalize upon our internal catalog of genetic information as well as information in the public realm, we developed our own proprietary software, including our Persephone bioinformatics platform, which serves as an important tool for locating, mapping and annotating genetic information. We have used Persephone in our marker-assisted breeding and biotech trait pipelines to speed the development of elite parental breeding lines and improved sorghum hybrids. This software platform has been non-exclusively licensed to Syngenta Biotechnology, Bayer CropScience and HZPC Holland.

Plant Breeding

Plant breeding is the act of bringing together specific parent plants to produce a new offspring plant. This cross creates a new plant that will contain a mixture of the characteristics of its parents. The offspring are tested under various conditions to determine which has the superior combination of desired attributes. Further improvements are made by mating and continuing selection of superior parents and offspring through succeeding generations. Plant breeding allows researchers to identify plants with the most favorable combination of desired characteristics to serve as both parental lines and products. In addition to conventional plant breeding, we believe that our genomics expertise makes the identification of proprietary molecular markers more direct and more comprehensive, which allows us to select key crop characteristics more rapidly and accurately than conventional plant breeding alone.

Agronomy

The performance of plant varieties and traits is influenced by the growing environment, which includes climate, day length, soil quality, pests, length of the growing season and crop management practices. Our network of field trials extends across numerous hardiness zones and regions. This network provides regional performance data and market fit information to support our research and commercialization efforts.

Our Current Product Lines and Product Pipeline

Forage Sorghum

Forage sorghum seeds are primarily used for growing feed for livestock, including dairy and beef cattle. The crop is harvested as hay and can be made into silage, grazed, or fed as greenchop, a harvest technique that involves cutting and chopping the crop and delivering it directly to animals. Sorghum is a naturally drought tolerant and water efficient crop. Based on reports from USDA, the University of Florida and Texas A&M University, forage sorghum can produce more milk per inch of water than both alfalfa and corn silage. During the growing season, forage sorghum requires approximately 23.5 inches of water compared to silage corn and alfalfa, which require 29 inches and 62 inches of water, respectively. Our current hybrids, which are conventionally bred and do not yet contain biotech traits, have performed well in numerous commercial and multi-hybrid field trials in the United States and have demonstrated a number of favorable attributes for forage feed, such as high yields and lower water requirements, as well as competitive production costs relative to corn and certain hay crops. For example, in two university-led evaluations, which included products from well-known seed companies, we achieved the highest milk production yield per acre, which is a key metric for dairy operations. For the 2015 growing season in North America, we plan to evaluate more than a dozen new hybrids that offer performance advantages such as higher yields and improved nutrition. We have also advanced our biotech traits in sorghum for additional field evaluations in the United States. In a 2014, in a U.S. field evaluation, one of our leading biotech traits provided a greater than 20% biomass yield advantage in a commercial-type sorghum. In 2014, we received confirmation from the USDA that our high biomass trait was not considered a regulated article under 7 CFR §340 of the USDA’s mandate to regulate genetically engineered traits. This determination is likely to make it more cost-effective and timely for us to develop this trait in sorghum, and as a result, we believe we have a clear and near-term path forward to the commercialization of this trait. Performance results for both our traditionally developed hybrids and biotech traits are expected by the end of the calendar year. Results from small scale evaluations and research settings are not a guarantee of future commercial performance, and further evaluations will be necessary to confirm results.

Bioenergy Sorghums

Our bioenergy sorghum types include sweet sorghum and high biomass sorghum. Sweet sorghum is a type of sorghum that accumulates free sugars in its stalk much like sugarcane. It is sown by seed, grows faster than sugarcane, and typically requires substantially less water and nitrogen fertilizer than sugarcane to grow to harvestable maturity. To produce ethanol, sweet sorghum juice is extracted through crushing in existing sugarcane equipment, and then fermented to fuel. The leftover biomass, called bagasse, is combusted for biopower like sugarcane bagasse. Because sweet sorghum plants mature more quickly than sugarcane, and reach optimal sugar levels at different times of the year, we believe existing sugar-to-ethanol mills can complement their feedstock supply and extend their operational season through the use of our sweet sorghum products. High biomass sorghum is a type of sorghum which is developed and grown primarily for enhanced biomass yield potential as opposed to sugar or juice content. High biomass sorghum is well suited for the generation of renewable electric power and the creation of cellulosic biofuels. Like other types of sorghum, high biomass types are seed propagated, and generally require less water and nitrogen fertilizer than Brazilian sugarcane and U.S.-grown corn. There are many similarities with sweet types and, in fact, some hybrids can be utilized for either purpose, depending on when they are planted and harvested, and how the crop is managed. Our current sweet sorghum and high biomass product lines consist of improved, proprietary seed varieties and hybrids developed through conventional and marker-assisted breeding. Based on the product candidates in our pipeline today, we expect to continually improve our commercial product line with hybrid that offer higher yields and other performance improvements.

Seed Production and Operations

The production of commercial-scale quantities of seeds requires the multiplication of seeds through a succession of plantings and seed harvests. We produce commercial seed either on leased land managed by us or with contract seed producers. Healthy seeds can remain saleable for several years if stored under optimal conditions. In the United States, we receive, condition, treat, package and warehouse our seed grown in the northern hemisphere at our seed warehouse and order fulfillment center in Amarillo, Texas. We anticipate that we will be able to warehouse and process up to 8 to 10 million pounds of seed annually at this facility, or about 1.5 million or 2 million acres of commercial sorghum production. In South America, we contract with growers to produce our seeds. In addition, we work with several third parties who have complete production and packaging capabilities to complement our own production capabilities. All of these seeds are processed, packaged and warehoused by third parties who are experienced in these functions. This method of production is able to supply enough seeds to plant up to 250,000 hectares of commercial sorghum. In the event we begin to generate orders in this range, we may invest in our own facilities to be able to handle production amounts capable of planting 2 million or more hectares of commercial sorghum.

Sales and Marketing

We market our seed products under the trade name Blade. Our customers have included, among others, dairies and livestock producers, agri-industrial facilities, individual growers and grower cooperatives. We sell, market and distribute our seed products through both direct sales as well as distributors. Distributors provide us with local market information, agronomy support and access to their customer-base. They also allow us to cost effectively extend our product development efforts. We select distributors based on shared vision, technical expertise and local market knowledge. We intend to limit the number of distributors with whom we have relationships in any particular area in order to provide adequate support and opportunity to those with whom we choose to do business.

We are positioning Blade in the marketplace as a premium brand that represents quality, innovation and value across multiple seed markets. As a result, we price our proprietary products based on their added value, and not on production costs. Our seed prices are determined based on a series of complex considerations, including the best alternative use of land and perceived added value to growers and end-users of biomass. Our pricing philosophy is to share a portion of the added value we create with our customers. In the U.S., the suggested retail price of our current commercial and pre-commercial forage sorghum hybrids currently ranges from $25 to $35 per acre. For the 2014 – 2015 growing season in Brazil, the retail price for our sorghum products has ranged from 240 to 265 Brazilian reais per hectare.

Our market development activities typically include field evaluations of our current and experimental seed products. These generally small-scale evaluations provide new and prospective customers an opportunity to gain first-hand experience with our Blade products as well as identify the best mix of seed varieties for their growing conditions and harvest timelines. For customers with greater experience with our products, we sell and supply various seed products to support larger, commercial-scale evaluations and uses.

Major Research Collaborations

Texas A&M University

In August 2007, we entered into an agreement with The Texas A&M University System, or Texas A&M, for the development and commercialization of high biomass sorghum, sweet sorghum and selected related crops as energy crops, together with the discovery of molecular markers for certain traits. The agreement was amended and restated in September 2011 and provides us with exclusive access to a highly regarded sorghum breeding program and the extensive sorghum genetics, breeding and genomics infrastructure of Texas A&M through September 2026. This agreement provides exclusive options and licenses to defined sorghum germplasm, elite sorghum breeding lines, parental lines, advanced hybrids and genomic markers. We fund the majority of the activities performed by Texas A&M pursuant to our Amended and Restated Sponsored Research Agreement, or the Sponsored Research Agreement. The specific research projects and budgets undertaken pursuant to such agreement will be determined by an Executive Committee comprised of two members from each of Texas A&M and us as set forth in the Sponsored Research Agreement. Ownership of intellectual property rights on results from the program work are allocated based on inventorship. Pursuant to our Sponsored Research Agreement and Amended and Restated Intellectual Property Rights Agreement, or the IP Rights Agreement, we have an option to obtain an exclusive world-wide commercial license to results of the program. Texas A&M has agreed not to conduct any activities in the field of our collaboration under an agreement which would grant rights to a third party during the term of our Sponsored Research Agreement. Our Sponsored Research Agreement expires in September 2026, unless terminated earlier pursuant to customary contract termination provisions or program inactivity. Our licenses on results of the joint program survive termination of the Sponsored Research Agreement and survive until, on a country-by-country basis, the expiration of all registered or patented intellectual property rights of Texas A&M covering the licensed line. Under the Sponsored Research Agreement, we were obligated to enter into good faith negotiations regarding our provision to Texas A&M of certain in-kind research support for Texas A&M’s use in performing project activities under the agreement. We satisfied this obligation by entering into a software license, use and access agreement with Texas Agrilife Research in April 2012, pursuant to which we provide them with up to two years of access to our proprietary Persephone genome viewer software, and by providing other relevant information.

We have entered into two exclusive world-wide license agreements with Texas A&M for sorghum lines. The terms of such exclusive license agreements provide that the licenses expire on a country-by-country basis upon the expiration of all registered or patented intellectual property rights of Texas A&M covering the licensed line. Pursuant to such agreements, we pay Texas A&M a royalty on sales of varieties developed using the licensed line at a rate that decreases from low double digits to low single digit rates as a percentage of sales when the licensed line is combined with lines from other sources to develop a variety. We also pay Texas A&M a royalty in the low double digits as a percentage of license income if we grant sublicenses and minimum royalties creditable against royalties on sales. Royalty rates for our current commercial varieties developed using lines licensed from Texas A&M are in the mid single digits as a percentage of sales. Minimum royalties payable to Texas A&M under these agreements escalate on a yearly basis and range from zero to $5,000 per year. We also bear reasonable expenses for intellectual property protection. Further, pursuant to our Amended and Restated Sponsored Research Agreement and Amended and Restated Intellectual Property Rights Agreement, we have an option to obtain an exclusive world-wide commercial license with the right to grant sublicenses to the inventions and sorghum lines resulting from our sponsored program. As of August 31, 2014, aggregate upfront license fees that have been paid or have become due to Texas A&M under these agreements have been $7,000. There are no milestone payments payable under our agreements with Texas A&M. Pursuant to the IP Rights Agreement, we issued warrants in December 2011 to Texas A&M to purchase 8,333 shares of our Common Stock at an exercise price equal to $114.40. The warrants expire on September 24, 2026 and, subject to certain conditions, vest in equal installments on the fifth, tenth and fifteenth anniversary of the IP Rights Agreement.

Chinese Academy of Agricultural Sciences

Our high-throughput field evaluations of rice are conducted in China by the Institute of Crop Sciences of the Chinese Academy of Agricultural Sciences, or ICS. Pursuant to our Collaboration Agreement for rice, ICS performs transformation of rice with our genes, evaluates the transformed rice plants in the field according to detailed protocols, and reports results and observations to us. We own all results and intellectual property resulting from such activities. We pay ICS for the services pursuant to an agreed upon budget. The program is due to expire on December 31, 2015. We believe, and our results have confirmed, that by selecting genes that perform similarly in both of our model plant species, we can readily identify superior genes among thousands of candidates.

Enabling Technologies

We have developed or acquired licenses to certain technologies that we deem necessary or useful for the development of biotech traits, which while under development remain several years away from commercialization. Such licenses include a non-exclusive license from Monsanto to a transformation technology and certain other technologies, pursuant to which we will pay Monsanto a royalty on sales in the low single digits as a percentage of sales of products covered by the licensed patents. This agreement with Monsanto will terminate upon the expiration of the last patent under certain patent rights listed in the agreement. Such licenses further include an exclusive license with Cambridge Enterprise Ltd. (formerly known as Cambridge University Technical Services Ltd.) to a technology developed at the University of Cambridge (United Kingdom) to regulate gene activity, pursuant to which we will pay a royalty on sales in the low single digits as a percentage of sales of products covered by the licensed patents and a royalty in the low single digits as a percentage of license income. Pursuant to the agreement, the maximum milestone payments payable by us are $250,000. All such milestone payments have been made. The agreement with Cambridge Enterprise Ltd. will expire on the date of the expiration of the last-to-expire patent licensed under the agreement. We expect that the presently issued U.S. patent under this agreement will expire in 2023.

Intellectual Property

We seek to protect our plant genes, traits, germplasm and other technology and know-how under patent, plant variety protection, plant breeders’ rights, copyright, trademark and trade secret laws. Protection of products, technology and trade secrets is also maintained using confidential disclosure agreements entered into by our employees, consultants and potential and actual third party collaborators. From time to time, we align our intellectual property strategy and portfolio with our business objectives, which since November 2012, has resulted in a reduction in the total number of issued patents, exclusively licensed rights to patents and pending patent applications. As of May 31, 2015, we owned or had exclusive licensed rights to approximately 95 issued patents and approximately 70 pending patent applications in the United States and in various foreign jurisdictions. The patents for Ceres-developed inventions are set to expire beginning in 2020. Our patents or patent applications generally relate to compositions of matter for DNA and protein sequences, plants and plant parts, methods of improving plants and seed products. In addition, we hold numerous granted rights or pending applications for patents and Plant Variety Protection certificates for our commercial varieties, hybrids and inbreds, as well as for methods for the improvement, production, and use of various crops. Our filings in foreign jurisdictions, such as Europe and Brazil are generally targeted to the products we plan to offer in those respective markets. We continue to file new patent applications, for which terms generally extend 20 years from the filing date in the United States. The duration of plant variety protection and plant breeder’s rights protection varies among jurisdictions, e.g., the duration is 20 years from issue in the United States, 25 years from filing in Europe, and 15 years from grant of a Provisional Certificate of Protection in Brazil. Our registered and pending trademarks in the United States and in selected foreign countries include Ceres, Blade, iCODE, Persephone and Skyscraper.

Government Grant Awards

Grant awards help mitigate the costs and risks of developing new products and have historically allowed us to broaden the scope and speed of our research and development activities. Over the past five years, we have received grants from the DOE, the USDA, the USAID, and the joint USDA/DOE BRDI program as well as state-level grants. Our grant revenue totaled $1.6 million in the fiscal year ended August 31, 2014 and $0.7 million in the first nine months of fiscal year 2015 ended May 31, 2015. In July 2014, our Brazilian subsidiary was selected for a competitive grant and a multi-year credit facility to fund a product development project for sorghum and sugarcane for up to approximately 85 million reais, or $27.1 million, under the government’s PAISS Agricola program. The project consists of a non-repayable grant of up to approximately 10 million reais, or $3.2 million, and a government-subsidized credit facility for up to approximately 67.5 million reais, or $21.5 million. The company is expected to fund up to approximately 7.5 million reais, or $2.4 million, of the project. (Based on the Exchange Rate of the Central Bank of Brazil, on July 2, 2015, one real was equivalent to $0.32.) We have received approval for the grant and approval in principle for the credit facility. We are currently evaluating if we will draw the first tranche of the non-repayable grant and the terms and requirements of the credit facility in light of the restructuring of our Brazilian operations announced on June 19, 2015. Our decision to utilize the credit facility will be dependent upon entering into a collaboration, partnership or licensing arrangement whereby operational and development costs are shared by the parties. The credit facility also is subject to customary documentation and credit approval, and financial guarantees, which would need to be provided by a third party.

Significant Customers

For the nine months ended May 31, 2015, USAID, Bayer, Syngenta, Vale do Tijuco Açúcar e Álcool S.A. and Exelus represented 36.8%, 14.5%, 13.9%, 13.8% and 12.0% of our revenues, respectively.

For the fiscal year ended August 31, 2014, USAID, ARPA-E, Exelus, and Syngenta represented 41.9%, 17.5%, 16.5% and 11.6% of our revenues, respectively. For the fiscal year ended August 31, 2013, Syngenta, ARPA-E, USAID and Campbell Soup Company represented 22.5%, 21.2%, 20.2% and 14.5% of our revenues, respectively.

Competition

The seed, agricultural biotechnology and genomics industries are rapidly evolving and new competitors with competing technologies and products are regularly entering the market. We expect to compete with other providers of seed and vegetative propagation materials in the market for our crops as well as other developers of biotech traits, genetic technologies and bioinformatics software. Based on our experience with customers, we believe the primary competitive factors in the seed industry are yield, product quality, performance, scale, price, reliable supply and sustainability. We believe that the competitive factors affecting the market for our Persephone software include product functionality and features, performance, price, ease of product implementation and quality of customer support services. We believe that our products and services currently compete favorably with respect to such factors. However, we may not be able to maintain our competitive position against current and potential competitors.

In the seed industry, our principal competitors may include major international agrochemical and agricultural biotechnology corporations, such as Advanta India Limited, The Dow Chemical Company, Monsanto Company, Pioneer Hi-Bred (DuPont), KWS Saat AG and Syngenta AG, all of which have substantially greater resources to dedicate to research and development, production or marketing than we have and some of which are selling competitive products in our markets. We also face direct competition from other seed companies, such as Chromatin, Inc., S&W Seed Company and Winfield Solutions LLC, a subsidiary of Land O’ Lakes, as well as biotechnology companies, and from academic and government research institutions. In the genomics and bioinformatics market, we face direct competition from academic and government-funded research institutions as well as commercial software developers. In addition, well established companies, such as Illumina, Inc., F.Hoffmann-La Roche Ltd. and Google Inc., may expand the scope of their current analytical software and services to include visualization and exploration functions and features similar to Persephone. We are unable to predict what effect evolution of these industries and potential new entrants may have on price, selling strategies, intellectual property or our competitive position.

Regulatory Matters

Some of our products and operations are subject to complex regulations.

U.S. Regulatory Process for Our Biotechnology Products

Under the Plant Protection Act of 2000, regulatory approval is required before the introduction, including the environmental release, interstate movement, and importation, of certain genetically engineered organisms, which encompasses many of our biotechnology products. The primary U.S. regulatory agency overseeing field testing and deregulation for commercialization of our biotechnology products is the USDA. Should our products intended for the U.S. market include herbicide-tolerance or pesticidal traits, they would fall under the additional regulatory oversight of the Environmental Protection Agency, or EPA. Moreover, review by the Food and Drug Administration, or FDA, would be required for our biotechnology products should they be intended for food or animal feed uses. The Biotechnology Regulatory Services, or BRS, within the USDA’s Animal and Plant Health Inspection Service, or APHIS, has direct oversight of the field testing and deregulation of our biotechnology products. The permitting process for the establishment of initial field tests typically ranges from two to four months, but can be significantly longer for novel products or circumstances. If successful, APHIS authorizes field testing for a period in a specific location.

We must petition APHIS to deregulate certain of our biotechnology products before being able to commercialize the product. The petition process is a multi-year process that varies based on a number of factors, including the extent of the supporting information required, the nature and extent of review by APHIS, including the type and scope of the environmental review conducted, and the number and types of public comments received. Deregulation of a product is not a guaranteed outcome when a petition to deregulate a biotechnology plant is submitted to APHIS. Some of our biotechnology products are not regulated by APHIS. For instance, at our request, APHIS confirmed to us that, based on our description of the origin and development of certain of our biotech traits, certain experimental sorghum lines were not regulated articles under 7 CFR §340 of the USDA’s mandate to regulate genetically engineered traits. We believe that the ruling from APHIS will make it more cost-effective for us to develop these traits in energy and forage crops. As a member of the Excellence Through Stewardship organization, we continue to follow standard stewardship procedures for field evaluations of traits that have been granted non-regulated status by APHIS. Such traits may still be subject to other applicable APHIS regulations and other regulatory authorities such as EPA and FDA.

Brazilian Regulatory Process for Our Biotechnology Products

In Brazil, the approval of biotechnology products is regulated by CTNBio under the Ministry of Science and Technology. The application process for approval of a biotechnology product is generally an iterative process with the applicant providing data for review and consideration as requested by CTNBio. Prior to commercialization, biotechnology products must also be approved by the National Biosafety Council, or CNBS, which reviews any socio-economic aspects or national interests that may be implicated. In March 2012, we received a Certificate of Quality in Biosafety from CTNBio, which allows us to submit requests to import and evaluate plants with traits developed through biotechnology at our plant breeding facility in Centralina, Minas Gerais. We have not obtained approval in Brazil for field trials of our biotech traits, however, we are conducting such field trials in the U.S. and other countries. Our current commercial product offerings in Brazil do not include biotech traits and, therefore, are not subject to CTNBio oversight.

European Regulatory Process for Our Biotechnology Products

The European Union, or EU, has established a legal framework for activities involving what it describes as “genetically modified organisms,” or GMOs, and some of our biotechnology products will fall within the scope of this legislation. Product development field trials and commercial introduction are primarily governed by European Directive 2001/18/EC and, in cases where our biotechnology products or derivatives thereof are intended to be used as food or feed, or could end up in food or feed, Regulation (EC) No 1829/2003. Under EU legislation, regulatory approval is required before conducting product development field trials or commercially introducing such products. The legislation also provides principles for environmental and food safety risk assessment by expert advisory panels. While approval procedures within the EU are harmonized, there are differences among member states. The GMO regulatory framework itself as well as guidance and recommendations from expert advisory panels are also updated regularly. In addition, the political acceptance of biotech traits crops is known to differ considerably between member states and between consecutive governments in a member state. Therefore, it is not possible to predict the outcome of any application made in the EU. Our current products offerings in the EU do not include biotech traits and are not subject to regulatory oversight for GMOs. However, we do anticipate introducing biotechnology products in the EU in the future.

Other Regulation

Phytosanitary Certification.  Nearly all countries, including the United States and Brazil, and many local jurisdictions, require phytosanitary certificates to import seed or plant materials. These certificates, issued by government agricultural inspectors where seeds or plants are produced or packaged, attest that seeds or plants are clean, free of prohibited impurities and have been tested for the presence of various pathogens that can be carried in or on the seeds or plant tissue. We obtain such certificates when necessary, including in connection with the use of our seeds for research or sample testing.

Seed and Plant Variety Registration.  Seed and plant variety registration provides an organized system for protecting seed and plant variety owners as well as growers from misleading marketing practices. Registration of seed and plant varieties is voluntary in the United States under the Federal Seed Act. Applicants must attest that their product is phenotypically unique; that is, verifiably different from varieties that currently exist in the market. A similar system exists in Brazil, the European Union and many other countries; however, the registration process itself may be more regulated, and is sometimes required prior to the commencement of seed sales. In Brazil, sorghum requires two seasons of trial data to be registered, which must be completed prior to the commencement of sales. We have received the necessary governmental variety registrations for the sorghum varieties we are marketing in Brazil. Similarly, in the European Union, two years of field trials with a national authority are typically required to receive registration. Registration is required prior to the commencement of sales for new sorghum seed varieties.

Regulation of Laboratory and Greenhouse Activities.  The use of genetically engineered organisms in laboratory and greenhouse facilities is subject to rules intended to ensure that such organisms are handled safely and do not pose an unacceptable risk to human health or the environment. Our current biosafety level requires a low level of containment for experiments involving our plants with biotechnology traits. In addition, our laboratory and field activities inherently involve the use of potentially hazardous materials, which are subject to health, safety and environmental regulations. Our infrastructure, procedures and equipment are designed to meet our obligations under these regulations. We perform recurring internal and third-party audits and provide employees ongoing training and support, as required.

Employees

As of May 31, 2015, we had 80 full-time employees. We consider our employee relations to be good. None of our U.S. employees are represented by a labor union or collective bargaining agreement.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of our capital stock is based on certain provisions of our amended and restated certificate of incorporation and bylaws and on the applicable provisions of the Delaware General Corporation Law, or DGCL. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions our amended and restated certificate of incorporation and bylaws and the DGCL. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Our authorized capital stock consists of 250,000,000 shares, with a par value of $0.01 per share, of which:

•	240,000,000 shares are designated as Common Stock; and
•	10,000,000 shares are designated as preferred stock.

On March 12, 2015, our Annual Meeting of Stockholders approved an amendment to our amended and restated certificate of incorporation, authorizing a reverse stock split of our Common Stock. A one-for-eight ratio for the reverse stock split was subsequently approved by our board of directors and the reverse stock split took effect on April 8, 2015. As a result of the reverse stock split, every eight shares of our Common Stock were automatically combined and converted into one issued and outstanding share of our Common Stock, with no change in the par value per share. All share amounts, per share amounts and share prices in this prospectus supplement have been adjusted to reflect the reverse stock split.

As of May 31, 2015, we had outstanding 6,032,222 shares of Common Stock, held of record by approximately 172 stockholders, and no shares of preferred stock. In addition, as of May 31, 2015, we had outstanding options to acquire 423,082 shares of Common Stock.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, and our amendment thereto, our board of directors has the authority, without further action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control.

Warrants

As of May 31, 2015, we had warrants outstanding to purchase 320,255 shares of our Common Stock.

In December 2011, we issued warrants to purchase 8,333 shares of our Common Stock to Texas A&M at an exercise price equal to $114.40. The warrants expire on September 24, 2026 and, subject to certain conditions, vest in equal installments on the fifth, tenth and fifteenth anniversary of our Amended and Restated Intellectual Property Rights Agreement with Texas A&M.

In June 2010, we issued warrants to purchase 128,205 shares of our Common Stock at an exercise price of $156.00 per share in connection with a private placement of convertible preferred stock. These warrants expire on June 24, 2020.

In January 2010, we entered into a Loan and Security Agreement with Silicon Valley Bank, or SVB, to finance qualified equipment purchases, pursuant to which we granted SVB warrants to purchase shares of our convertible preferred stock at an exercise price of $52.00 per share. Upon completion of our IPO, these warrants were automatically converted into warrants to purchase approximately 1,794 shares of Common Stock at an exercise price of $156.00 per share. These warrants expire on February 29, 2020.

In September 2007, we issued warrants to purchase 96,153 shares of our Common Stock at an exercise price of $156.00 per share in connection with a private placement of convertible preferred stock. These warrants expire on September 4, 2015.

In August 2007, we entered into an agreement with Texas A&M University, pursuant to which we granted Texas A&M University a warrant to purchase 8,333 shares of our Common Stock for an exercise price of $240.00 per share. The warrant vests in various installments based on certain research and commercialization milestones being met and will remain exercisable until August 28, 2017.

In May 2006, we entered into an agreement with The Samuel Roberts Noble Foundation, Inc., pursuant to which we granted the Noble Foundation a warrant to purchase 16,664 shares of our Common Stock for an exercise price of $240.00 per share. On June 20, 2011, we agreed to amend this warrant such that the warrant vests in equal installments of 4,166 shares on May 19, 2009, May 19, 2011, May 19, 2013 and May 19, 2015, respectively, and shall remain exercisable until the earliest of a period of five years from the respective vesting date, or May 18, 2017.

In July 2004, we entered into a borrowing agreement with SVB to finance construction of a greenhouse and tenant improvements at our Thousand Oaks, California facility, pursuant to which we granted SVB warrants to purchase shares of our convertible preferred stock at an exercise price of $52.00 per share, which were set to expire on the later of July 31, 2014 or five years after an initial public offering. During 2010, the warrants were extended and expire on February 29, 2020. Upon completion of our IPO, these warrants were automatically converted into warrants to purchase approximately 769 shares of Common Stock at an exercise price of $156.00 per share.

On March 10, 2014 we issued warrants to purchase an aggregate of 60,000 shares of Common Stock to certain affiliated designees of the underwriter as part of the underwriter’s compensation related to the registered public offering. The warrants are exercisable at any time and from time to time, in whole or in part, beginning on March 4, 2015 and expire on March 4, 2019. The exercise price is $12.00 per share of Common Stock. The fair value of these warrants upon issuance was $305 using a risk free rate of 1.64%, expected volatility 84.2%, expected term of 5 years and 0% dividend yield and was treated as an issuance cost of the Common Stock.

Registration Rights

Stockholder Registration Rights

In June 2010, we entered into an Amended and Restated Investors’ Rights Agreement, or the Investors’ Rights Agreement, with our major stockholders pursuant to which we agreed to provide certain rights to those stockholders that are a party to the Investors’ Rights Agreement to register the shares of our Common Stock (i) issuable upon conversion of outstanding convertible preferred stock, (ii) issued as a dividend or other distribution related to the convertible preferred stock, (iii) currently held or later acquired, and (iv) issuable upon the exercise of warrants held by any stockholder that is party to the agreement. We will bear all expenses incurred in connection with any underwritten registration, including, without limitation, all registration, filing and qualification fees, printers and accounting fees and the reasonable fees of counsel for the selling holders, but excluding underwriting discounts and commissions.

The registration rights provided for under the Investors’ Rights Agreement terminate after the earlier of five years following the consummation of an initial public offering, or any such time as the holder would be able to dispose of all of its registrable securities in any three month period under SEC Rule 144.

Demand Registration Rights

Pursuant to the Investors’ Rights Agreement, if, at any time after six months after the effective date of the first registration statement for a public offering of our securities (other than a registration statement relating either to the sale of securities to our employees pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), upon the written request of the holders of at least 15% of the securities covered by the Investors’ Rights Agreement that we file a registration statement under the Securities Act covering the registration of at least 15% of the securities covered by the Investors’ Rights Agreement, then we are required to file a registration statement covering the resale of the Common Stock requested to be registered. We are not obligated to file a registration statement after we have effected five registration statements pursuant to the Investors’ Rights Agreement or during certain periods prior to and after a registration statement has been filed by the company or, for a period of 90 days in the event the board of directors, in its judgment, makes the determination that it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and is therefore essential to defer the filing of such registration statement.

If an underwriter selected for an underwritten offering advises the holders demanding registration that marketing factors require a limitation on the number of shares to be underwritten, then, subject to certain limitations, the number of shares of registrable securities that may be included in the underwriting will be allocated among all holders of registrable securities in proportion to the amount of our registrable securities owned by each holder.

Piggyback Registration Rights

Pursuant to the Investors’ Rights Agreement, if, subject to certain exceptions, we propose to register any of our stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash, we are required to promptly give such holders written notice of such registration. Upon the written request of each eligible holder, we will, subject to certain limitations, cause to be registered under the Securities Act all such securities that each such holder has requested to be registered. We have received waivers of these registration rights with respect to this offering from all of the requisite stockholders.

Anti-Takeover Provisions

Certain provisions of the DGCL and our amended and restated certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage anyone seeking to acquire control of our company to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, because, among other reasons, the negotiation of such proposals could result in improving their terms.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of our company or preventing changes in our management, including the following:

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights, preferences and privileges designated from time to time by our board of directors without further action by stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of Common Stock.

•	Size of the Board of Directors and Filling Vacancies. The number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.
•	Classified Board. Our board of directors is divided into three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
•	No Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion, or all of its shares for one or more candidates. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat.
•	Removal of Directors. Directors can only be removed by our stockholders for cause and removal of a director will require a 66 2/3% stockholder vote.
•	No Written Consent of Stockholders. All stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting. Stockholders may not take action by written consent in lieu of a meeting. The inability of stockholders to take action by written consent means that a stockholder would need to wait until the next annual or special meeting to bring business before the stockholders for a vote.
•	Special Meetings of Stockholders. Special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer). Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.
•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice must be timely given in writing prior to the meeting at which the action is to be taken and the form and content of such notice must comply with the applicable provisions of our amended and restated bylaws. These procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.
•	Amendment to Amended and Restated Certificate of Incorporation and Bylaws. Any amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and bylaws requires a 66 2/3 stockholder vote. Provisions requiring such supermajority vote include, among other things, any amendment, repeal or modification of the provisions relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called annual or special meeting of our stockholders and the designated parties entitled to call a special meeting of our stockholders.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	at or subsequent to such time that the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all of the outstanding stock of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the stockholder’s affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Treatment of Options Upon Change of Control

In general, under the terms of our 2010 Stock Option/Stock Issuance Plan and our Amended and Restated 2011 Equity Incentive Plan, in the event of certain change in control transactions, if the successor corporation does not assume our outstanding options or issue replacement awards, or if an optionholder’s employment is involuntarily terminated in connection with such change in control, the vesting of the options outstanding under such plans will accelerate.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s telephone number is (800) 937-5449.

Stock Exchange Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CERE”.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal tax consequences relating to the acquisition, ownership and disposition of our Common Stock by non-U.S. holders (as defined below). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. There can be no assurance that the U.S. Internal Revenue Service, or the IRS, will agree with the statements herein.

A “U.S. holder” means a beneficial owner of our Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) a valid election to be treated as a U.S. person is in effect under the relevant Treasury regulations with respect to such trust.

A “non-U.S. holder” means a beneficial owner of our Common Stock that is neither a U.S. holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

This discussion deals only with our Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. holder in light of such holder’s particular circumstances, nor does it deal with special situations, such as:

•	tax consequences to non-U.S. holders who may be subject to special tax treatment, such as banks and other financial institutions, insurance companies, partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt entities, common trust funds, certain trusts, hybrid entities, foreign governments, international organizations and dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	tax consequences to persons holding our Common Stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;
•	any gift tax consequences;
•	alternative minimum tax consequences, if any; or
•	any U.S. state or local or foreign tax consequences.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner or member in the partnership generally will depend upon the status of the partner or member and the activities of the partnership. Prospective investors that are entities treated as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income and estate tax considerations to them and their partners or members of holding our Common Stock.

THIS DISCUSSION IS NOT A LEGAL OPINION AND CANNOT BE USED FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE OR APPLICABLE U.S. STATE OR LOCAL LAWS. IF YOU ARE CONSIDERING THE ACQUISITION OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS

WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

Dividends on Common Stock

We do not expect to declare or pay any dividends on our Common Stock in the foreseeable future. If we make a distribution of cash or other property (other than certain pro rata distributions of our Common Stock) in respect of our Common Stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our Common Stock, and thereafter will be treated as capital gain. Subject to the discussion of backup withholding and FATCA below, distributions treated as dividends on our Common Stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to U.S. federal withholding tax (so long as the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI (or appropriate substitute or successor form), to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis at regular U.S. federal income tax rates in substantially the same manner as U.S. persons. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (including withholding tax) on gain realized on the sale, exchange or other disposition of our Common Stock unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition, and certain other conditions are met;
•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or
•	we are or have been a “United States real property holding corporation”, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year testing period ending on the date of such disposition and the non-U.S. holder’s holding period of our Common Stock, and certain other conditions are met.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). For this purpose, real property interests generally include land, improvements and associated personal property. We believe that we are not currently a USRPHC for this purpose. If we were a USRPHC during the applicable testing period, non-U.S. holders owning (directly or indirectly) more than 5% of our Common Stock generally would be subject to U.S. federal income tax on the gain realized on the sale, exchange or disposition of our Common Stock, which would be treated as income effectively connected with a U.S. trade or business (and taxable as discussed above). Even if we were a USRPHC during the testing period, U.S. federal income tax would not apply to gain realized on the sale, exchange or disposition of our Common Stock by a non-U.S. holder that owns (directly or indirectly) 5% or less of our Common Stock so long as our Common Stock is “regularly traded on an established securities market” within the meaning of the applicable U.S. Treasury regulations. Prospective investors should be aware that no assurance can be provided that our Common Stock will be so regularly traded when a non-U.S. holder sells our Common Stock.

Information Reporting and Backup Withholding

Dividends and proceeds from the sale, exchange or other disposition of our Common Stock are potentially subject to backup withholding at the applicable rate. In general, backup withholding will not apply to dividends on our Common Stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, such as by providing an IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI (or appropriate substitute or successor form) and neither we nor our paying agent has actual knowledge (or reason to know) that the holder is a U.S. holder that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished on a timely basis to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” (which are broadly defined for this purpose and generally include investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied. Payments subject to withholding tax under FATCA include dividends on common stock of U.S. corporations (such as our Common Stock), and beginning on January 1, 2017, gross proceeds from sales or redemptions of such common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of amounts withheld. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the potential application and impact of these requirements based upon their particular circumstances.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement (the “Private Placement Transaction”), we are selling to purchasers of our Common Stock in this offering a warrant (the “Series A-1 Warrants”) to purchase 1,200,000 shares of our Common Stock.

The Series A-1 Warrants and the shares of our Common Stock issuable upon the exercise of the Series A-1 Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell shares of Common Stock issued upon exercise of the Series A-1 Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

We will be required to file a registration statement on Form S-3 within 60 calendar days of the issuance of the Series A-1 Warrants to provide for the resale of the shares of Common Stock issuable upon the exercise of the Series A-1 Warrants and will be obligated to use our commercially reasonable efforts to keep such registration statement effective until the earlier of (i) the date on which the shares of Common Stock issuable upon the exercise of the Series A-1 Warrants may be sold without registration pursuant to Rule 144 under the Securities Act, or (ii) the date on which all of the shares of Common Stock issuable upon the exercise of the Series A-1 Warrants have been sold under the registration statement or pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

Description of Series A-1 Warrants.  Each Series A-1 Warrant will be exercisable on the six month anniversary of the date of its issuance (the “Initial Exercise Date”) at an exercise price of $1.62 per share, subject to adjustment, and will remain exercisable for five (5) years from the date it becomes exercisable, but not thereafter. A holder of Series A-1 Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us. In addition, the holders of the Series A-1 Warrants will have the right to participate in any rights offering or distribution of assets (such as a spinoff) together with the holders of our Common Stock on an as-exercised basis.

The exercise price and number of the shares of our Common Stock issuable upon the exercise of the Series A-1 Warrants will be subject to adjustment for stock splits, reverse splits, and similar capital transactions, as described in the Series A-1 Warrants.

The Series A-1 Warrants will be exercisable on a “cashless” basis in certain circumstances. In addition, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the Series A-1 Warrant as determined in accordance with the Black Scholes option pricing model.

PLAN OF DISTRIBUTION

Ladenburg Thalmann & Co. Inc., which we refer to herein as the placement agent, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated July 26, 2015. The placement agent is not purchasing or selling any of the shares of our Common Stock offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares of our Common Stock, but has agreed to use its reasonable best efforts to arrange for the sale of all of the shares of our Common Stock offered hereby. Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of shares of our Common Stock offered pursuant to this prospectus supplement. We will make offers only to a limited number of qualified institutional buyers and institutional accredited investors. Ladenburg Thalmann & Co. Inc. is also acting as placement agent for the Private Placement Transaction and is being paid a fee related to the placement of the Series A-1 Warrants.

We have agreed to indemnify the placement agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the placement agent a placement agent’s fee equal to 8% of the aggregate purchase price of the shares of our Common Stock sold in this offering. The following table shows the per share and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the shares of our Common Stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

	Per Share	Total
Public offering price	$1.296	$1,555,200
Placement agent fees(1)	$0.104	$124,416
Proceeds, before expenses, to us	$1.192	$1,430,784

(1)	In addition, we have agreed to reimburse the placement agent’s actual out-of-pocket expenses up to $100,000 and to issue the placement agent compensation warrants equal to 2% of the number of shares of Common Stock sold in this offering.

We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $450,000.

In addition, we have agreed to grant compensation warrants to the placement agent to purchase a number of shares of Common Stock equal to two percent (2%) of the aggregate number of shares sold to the investors in this offering. The compensation warrants will have an exercise price of $1.944 (150% of the public offering price per share). Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;
•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;
•	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;
•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

We have also agreed that if this offering and concurrent private placement results in aggregate gross proceeds to us of at least $3,000,000, that we will give the placement agent a one year right of first refusal to act as co-lead placement agent or co-lead underwriter in any financing by us, other than certain excluded financings, including any at-the-market offering.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Listing

Our shares are listed on the Nasdaq Capital Market under the symbol “CERE.”

Other Relationships

The placement agent and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. We have not paid the placement agent any compensation in the 180 days prior to the date of this prospectus supplement, and we have no current arrangements or expectation to pay the placement agent any compensation (other than in connection with this offering and the concurrent private placement) within the next 90 days.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus supplement will be passed upon for us by Shearman & Sterling LLP, New York, New York. Ellenoff Grossman & Schole LLP has acted as counsel for the placement agent.

EXPERTS

The consolidated financial statements of Ceres, Inc. as of August 31, 2013 and 2014, and for each of the years in the three-year period ended August 31, 2014, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

CERES, INC.

Debt Securities
Common Stock
Preferred Stock
Warrants
Units

We may, from time to time, offer and sell any combination of the securities described in this prospectus, either separately or in units, in one or more offerings. The debt securities and warrants may be convertible into or exercisable or exchangeable for common stock, preferred stock or debt securities. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest. This prospectus may not be used to offer or sell any of our securities unless accompanied by a prospectus supplement. Our common stock is listed on the Nasdaq Capital Market under the symbol “CERE.” The last reported sale price of our common stock on July 7, 2015 was $1.82 per share. The aggregate public offering price of all securities under this prospectus will not exceed $8,000,000.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus as well as in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

As of May 27, 2015, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $12,416,593, based on 6,032,222 shares of outstanding common stock, of which approximately 4,237,745 shares were held by non-affiliates, and a per share price of $2.93 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 27, 2015. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers on a continuous delayed basis. We will set forth the names of any underwriters or agents and describe their compensation in the applicable prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any one or more or a combination of the securities described in this prospectus, either separately or in units in one or more offerings up to a total dollar amount of $8,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. Please read carefully this prospectus, any prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering together with additional information described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”, before investing.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement or any related free writing prospectus, as well as information we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

CERES, INC.

We are an agricultural biotechnology company that develops and markets seeds to produce crops for forage, biofuels and other markets that utilize plant biomass. We use a combination of advanced plant breeding, biotechnology and bioinformatics to develop seed products and biotechnology traits to address the current limitations and future challenges facing agriculture. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple end markets, including food, feed, fiber and fuel. Our bioinformatics technologies can also improve and accelerate discovery and development in biomedical research and diagnostics.

Since 2010, we have focused primarily on the large-scale evaluation and adoption of our high biomass sorghum for power generation, and sweet sorghum for ethanol production in Brazil. During this time, we demonstrated that our products could be grown and processed without retrofitting or altering the existing mills or industrial facilities. We believe that field performance of our seeds will largely determine the scale and pace at which our current and future sorghum products will be adopted. As part of our market development activities, in March 2015, we signed a multi-year collaboration agreement with Raízen, a joint venture of Royal Dutch Shell and Cosan, to develop and produce sweet sorghum on an industrial scale. Beginning in 2014, due to the economic challenges faced by the Brazilian ethanol industry as well as changes in the global energy market, we expanded the number of market opportunities available for our technology and products, and are now prioritizing our working capital in additional areas beyond Brazil, including biotech traits for food, feed and fiber crops, our iCODE multi-gene traits development technology, forage sorghum and our Persephone bioinformatics software.

We market and sell our seed products under our Blade brand. In certain crops, including corn, rice and sugarbeet, we have out-licensed a portion of our traits and gene technology to existing market participants and continue to pursue opportunities to out-license these technologies, among other go-to-market strategies. We believe that the strength of our technology has been validated by our receipt of multiple competitive grants as well as collaborations with leading companies, such as Syngenta Biotechnology, Bayer CropScience and Raízen. We also have significant intellectual property rights to our technology platforms, traits and seed products.

Unless otherwise indicated in this prospectus, “Ceres”, “our company”, “the Company”, “we”, “us” and “our” refer to Ceres, Inc. and our subsidiaries, Ceres Sementes do Brasil Ltda., Ceres Agrotechnologies Intl LLC and CS Semillas de México, S. de L. de C.V.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended 2014, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and related notes, before investing in our securities. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. In this case, the trading price of our common stock or the value of our securities could decline, and you might lose all or part of your investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

FORWARD-LOOKING STATEMENTS

Certain statements that we make from time to time, including statements contained in this prospectus and the documents incorporated by reference constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, anticipated yields and product performance, our short-term and long-term business strategies, market and industry expectations and future results of operations and financial position, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “could”, “intend”, “target”, “project”, “contemplate”, “believe”, “estimate”, “potential”, “continue” or other similar words.

We based these forward-looking statements largely on our current expectations and projections about future events or trends that we believe may affect our business and financial performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. We have described in reports on Form 10-K, Form 10-Q and Form 8-K incorporated by reference and in the section entitled “Risk Factors” in this prospectus the material risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify, you should not rely on these forward-looking statements as guarantees of future results, performance or achievements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We undertake no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital.

The amount and timing of our use of proceeds will depend on several factors, including the progress of our research and development efforts, the extent and timing of cash collections of revenue and the amount of net cash used by our operations. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of common or preferred equity securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

	Year Ended August 31,					Six Months Ended February 28, 2015
	2010	2011	2012	2013	2014
	(in millions)
Deficiency of earnings available to cover fixed charges(1)(2)	$22.4	$31.9	$28.9	$32.5	$29.3	$15.4

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of our net loss for the period less fixed charges. Fixed charges consist of interest expense on our outstanding debt. The ratio of earnings available to pay fixed charges was less than one-to-one for all periods presented. Earnings were insufficient to cover fixed charges by $22.4 million in 2010, $31.9 million in 2011, $28.9 million in 2012, $32.5 million in 2013, $29.3 million in 2014, and $15.4 million for the six months ended February 28, 2015.
(2)	We have not included a ratio of earnings to fixed charges and preferred stock dividends as we do not have any preferred stock outstanding as of the date of this prospectus. If we issue preferred stock in the future, we will set forth in any prospectus supplement the ratio of earnings to combined fixed charges and preferred dividends for the last five fiscal years.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement or free writing prospectus for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Material United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement or free writing prospectus.

You should refer to the prospectus supplement or free writing prospectus relating to a particular series of debt securities for a description of the terms of the debt securities offered by that prospectus supplement or free writing prospectus and by this prospectus, including:

•	the title and authorized denominations of those debt securities;
•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of that series of debt securities;
•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;
•	the interest rate or rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable or the method by which such dates are to be determined;
•	the right, if any, to extend the interest payment periods and the duration of the extensions;
•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;
•	the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;
•	the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;
•	our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;
•	the denominations in which those debt securities will be issuable;
•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations or how this portion will be determined;
•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;
•	whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;
•	if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;
•	if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;
•	any provisions granting special rights to the holders of debt securities upon the occurrence of specified events;
•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;
•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;
•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;
•	the nature and terms of any security for any secured debt securities;
•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and
•	any other specific terms of any debt securities.

The applicable prospectus supplement or free writing prospectus will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement or free writing prospectus. The terms will include, among others, the following:

•	the conversion or exchange ratio (or the calculation method);
•	the conversion or exchange period (or how the period will be determined);
•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;
•	events requiring adjustment to the conversion or exchange ratio; and
•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or free writing prospectus.

Consolidation, Merger or Sale

Under the terms of the indenture, we cannot consolidate with or merge with or into, convey, transfer or lease all or substantially all of our properties and assets to, any person, unless we are the continuing or successor company or unless the successor entity or person to which our properties and assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities and the performance of every covenant and obligation in the indenture to be performed by us. In addition, we cannot complete such a transaction unless immediately after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the successor entity or person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our properties and assets.

Events of Default Under the Indenture

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable; provided, however, that a valid extension of the interest payment period in accordance with the indenture will not constitute a failure to pay interest;
•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;
•	failure to perform other covenants contained in the indenture for the benefit of the debt securities for 75 days after notice is given by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee as specified in the indenture;
•	certain events in bankruptcy, insolvency or reorganization relating to us; or
•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement or free writing prospectus for those debt securities.

The indenture provides that if an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fourth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions to receive payment of principal, premium, if any, or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of a default and continuance of such default;
•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;
•	the requesting holders have offered the trustee indemnity for the reasonable costs, expenses and liabilities that may be incurred by bringing the action;
•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and
•	the trustee has not received inconsistent direction during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement or free writing prospectus, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by certain covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and
•	we deliver to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the three preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture; Waiver

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;
•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;
•	add any additional events of default;
•	cure any ambiguity or omission or correct any inconsistency or defect in the indenture;
•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;
•	add guarantees of or secure any debt securities;
•	establish the forms or terms of debt securities of any series;
•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;
•	add to or change any of the provisions of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;
•	provide for uncertificated debt securities in addition to or in place of all, or any series of, certificated debt securities;
•	change any place or places where (a) the principal of or premium, if any, or interest, if any, on all or any series of debt securities shall be payable, (b) all or any series of debt securities may be surrendered for registration or transfer, (c) all or any series of debt securities may be surrendered for exchange or conversion, and (d) notices and demands to or upon us in respect of all or any series of debt securities and the indenture may be served;
•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series in any material respect;
•	conform the terms of any series of debt securities to the description thereof in the prospectus and prospectus supplement (or similar offering document) offering such series of debt securities;
•	modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act of 1939; or
•	make any other provisions with respect to matters or questions arising under the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification in any material respect.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	change the final maturity of any debt security;
•	change or reduce the principal amount or premium, if any;
•	change or reduce the interest rate or extend the time of payment of interest;
•	change the method of calculating the interest rate;
•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;
•	change the currency in which the principal, and any premium or interest, is payable;
•	impair the right to institute suit for the enforcement of any payment on any debt security when due;
•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or
•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or
•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or free writing prospectus and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;
•	by a nominee of the depositary to the depositary or another nominee of the depositary; or
•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement or free writing prospectus relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;
•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and
•	ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;
•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and
•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will promptly credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement or free writing prospectus relating to the series. The prospectus supplement or free writing prospectus relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. We will name the trustee for any series of debt in the applicable prospectus supplement. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement or free writing prospectus, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future incorporator, director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of our capital stock is based on certain provisions of our amended and restated certificate of incorporation and bylaws and on the applicable provisions of the Delaware General Corporation Law, or DGCL. This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions our amended and restated certificate of incorporation and bylaws and the DGCL. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Our authorized capital stock consists of 250,000,000 shares, with a par value of $0.01 per share, of which:

•	240,000,000 shares are designated as common stock; and
•	10,000,000 shares are designated as preferred stock.

As of June 26, 2015, we had outstanding 6,032,222 shares of common stock, held of record by approximately 172 stockholders, and no shares of preferred stock. In addition, as of June 26, 2015, we had outstanding options to acquire 423,082 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, and our amendment thereto, our board of directors has the authority, without further action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control.

Registration Rights

Stockholder Registration Rights

In June 2010, we entered into an Amended and Restated Investors’ Rights Agreement, or the Investors’ Rights Agreement, with our major stockholders pursuant to which we agreed to provide certain rights to those stockholders that are a party to the Investors’ Rights Agreement to register the shares of our common stock (i) issuable upon conversion of outstanding convertible preferred stock, (ii) issued as a dividend or other distribution related to the convertible preferred stock, (iii) currently held or later acquired, and (iv) issuable upon the exercise of warrants held by any stockholder that is party to the agreement. We will bear all expenses incurred in connection with any underwritten registration, including, without limitation, all registration, filing and qualification fees, printers and accounting fees and the reasonable fees of counsel for the selling holders, but excluding underwriting discounts and commissions.

The registration rights provided for under the Investors’ Rights Agreement terminate after the earlier of five years following the consummation of an initial public offering, or any such time as the holder would be able to dispose of all of its registrable securities in any three month period under SEC Rule 144.

Demand Registration Rights

Pursuant to the Investors’ Rights Agreement, if, at any time after six months after the effective date of the first registration statement for a public offering of our securities (other than a registration statement relating either to the sale of securities to our employees pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), upon the written request of the holders of at least 15% of the securities covered by the Investors’ Rights Agreement that we file a registration statement under the Securities Act covering the registration of at least 15% of the securities covered by the Investors’ Rights Agreement, then we are required to file a registration statement covering the resale of the common stock requested to be registered. We are not obligated to file a registration statement after we have effected five registration statements pursuant to the Investors’ Rights Agreement or during certain periods prior to and after a registration statement has been filed by the company or, for a period of 90 days in the event the Board of Directors, in its judgment, makes the determination that it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and is therefore essential to defer the filing of such registration statement.

If an underwriter selected for an underwritten offering advises the holders demanding registration that marketing factors require a limitation on the number of shares to be underwritten, then, subject to certain limitations, the number of shares of registrable securities that may be included in the underwriting will be allocated among all holders of registrable securities in proportion to the amount of our registrable securities owned by each holder.

Piggyback Registration Rights

Pursuant to the Investors’ Rights Agreement, if, subject to certain exceptions, we propose to register any of our stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash, we are required to promptly give such holders written notice of such registration. Upon the written request of each eligible holder, we will, subject to certain limitations, cause to be registered under the Securities Act all such securities that each such holder has requested to be registered.

Anti-Takeover Provisions

Certain provisions of the DGCL and our amended and restated certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage anyone seeking to acquire control of our company to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, because, among other reasons, the negotiation of such proposals could result in improving their terms.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of our company or preventing changes in our management, including the following:

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights, preferences and privileges designated from time to time by our board of directors without further action by stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of common stock.
•	Size of the Board of Directors and Filling Vacancies. The number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

•	Classified Board. Our board of directors is divided into three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
•	No Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion, or all of its shares for one or more candidates. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat.
•	Removal of Directors. Directors can only be removed by our stockholders for cause and removal of a director will require a 66 2/3% stockholder vote.
•	No Written Consent of Stockholders. All stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting. Stockholders may not take action by written consent in lieu of a meeting. The inability of stockholders to take action by written consent means that a stockholder would need to wait until the next annual or special meeting to bring business before the stockholders for a vote.
•	Special Meetings of Stockholders. Special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer). Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.
•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice must be timely given in writing prior to the meeting at which the action is to be taken and the form and content of such notice must comply with the applicable provisions of our amended and restated bylaws. These procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.
•	Amendment to Amended and Restated Certificate of Incorporation and Bylaws. Any amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and bylaws requires a 66 2/3 stockholder vote. Provisions requiring such supermajority vote include, among other things, any amendment, repeal or modification of the provisions relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called annual or special meeting of our stockholders and the designated parties entitled to call a special meeting of our stockholders.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	at or subsequent to such time that the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all of the outstanding stock of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the stockholder’s affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Treatment of Options Upon Change of Control

In general, under the terms of our 2010 Stock Option/Stock Issuance Plan and our Amended and Restated 2011 Equity Incentive Plan, in the event of certain change in control transactions, if the successor corporation does not assume our outstanding options or issue replacement awards, or if an optionholder’s employment is involuntarily terminated in connection with such change in control, the vesting of the options outstanding under such plans will accelerate.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s telephone number is (800) 937-5449.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “CERE”.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we elect to use a warrant agent we will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement or free writing prospectus.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements that contain the terms of the warrants. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information.”

The applicable prospectus supplement or free writing prospectus relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, terms and number of shares of common stock or preferred stock or principal amount of debt securities purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;
•	the price at which each share of common stock, preferred stock or underlying debt securities purchasable upon exercise of the warrants may be purchased or the manner of determining such price;
•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax considerations; and
•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants. We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or calculable from, the applicable prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the applicable prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which we may extend the expiration date, unexercised warrants will become void.

DESCRIPTION OF UNITS

We may issue units that will represent an interest in one or more debt securities, common stock, preferred stock or warrants as well as debt or equity securities of third parties, in any combination, which may or may not be separable from one another. Each unit will be issued under a unit agreement or indenture. We will set forth in the applicable prospectus supplement a description of any units issued by us that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;
•	through dealers;
•	through agents;

•	directly to purchasers; or
•	through a combination of any of these methods or any other method permitted by law.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. In the prospectus supplement relating to such offering, we will name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay to any such agent. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;
•	the public offering or purchase price;
•	any discounts and commissions to be allowed or paid to the agent or underwriters;
•	all other items constituting underwriting compensation;
•	any discounts and commissions to be allowed or paid to dealers; and
•	any exchanges on which the securities will be listed.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement, sales agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any such option, the terms of such option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and
•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ceres, Inc. as of August 31, 2014 and 2013, and for each of the years in the three-year period ended August 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including this registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.ceres.net. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Securities and Exchange Commission. The information found on our website is not part of this prospectus or any prospectus supplement and investors should not rely on any such information in deciding whether to invest.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

1.	Annual Report on Form 10-K for the year ended August 31, 2014 filed on November 20, 2014.
2.	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2014 and February 28, 2015, filed with the SEC on January 13, 2015 and April 9, 2015, respectively.
3.	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on December 15, 2014, March 17, 2015, April 8, 2015, and June 22, 2015.
4.	The description of our common stock contained in our Form 8-A filed on February 3, 2012.

We also incorporate by reference all additional documents that we may file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of securities utilizing this prospectus has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (805) 376-6500 or by writing to us at the following address:

Ceres, Inc.
1535 Ranch Conejo Blvd.
Thousand Oaks, CA 91320
Attn: General Counsel

1,200,000 Shares
Common Stock

PROSPECTUS

LADENBURG THALMANN